File No. 333- 180734

As filed with the Securities and Exchange Commission on August 23, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KAT GOLD HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Nevada	1040	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1149 Topsail Rd.

Mount Pearl, Newfoundland

A1N 5G2, CANADA

(709) 368-9223

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kenneth Stead

Chief Executive Officer

Kat Gold Holdings Corp.

1149 Topsail Rd.

Mount Pearl, Newfoundland

A1N 5G2, CANADA

(709) 368-9223

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Henry Nisser, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

(212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share (2)	261,474,694	$0.11	$28,762,216.34	$3,296.14(3)

(1)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The last sale price of the Registrant’s Common Stock reported on the OTC QB on April 9, 2012 was $0.11 per share .

(2)

The shares included herein are being registered for distribution to the stockholders of Kat Exploration, Inc., a Nevada corporation. No consideration will be received by the registrant in connection with such distribution.

(3)

Previously paid.

The registrant hereby amends this registration statement (the “ Registration Statement”) on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information in this Prospectus is not complete and may be changed.  Our parent company may not distribute these securities until the Registration Statement filed with the Securities and Exchange Commission is effective.  This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus

PROSPECTUS

Subject to Completion, August 23, 2012

KAT GOLD HOLDINGS CORP.

261,474,694 Shares of Common Stock

We are registering 261,474,694 shares of our common stock, par value $0.001 per share, to be distributed by Kat Exploration, Inc., our parent company.

We will not receive any proceeds from the distribution of the shares of common stock to the stockholders of our parent company.

Our shares of common stock are quoted on the OTC QB maintained by the OTC Markets Group, Inc. (the “ OTC Markets ”) under the symbol BVIG.  On August 20, 2012, the last reported sale price per share as reported by the OTC QB was $0.10.

261,474,694 shares of common stock, par value $0.001 per share, of our company Kat Gold Holdings Corp., a Nevada corporation (at times referred to herein as “ Kat Gold”) are hereby being spun off by Kat Exploration, Inc., a Nevada corporation, our parent company (at times referred to herein as “Kat Exploration”).  Kat Gold is currently a majority-owned subsidiary of Kat Exploration.  Stockholders of Kat Exploration will in the Spin-Off (the “Spin-Off”) receive one share of our common stock for approximately every three shares of common stock that they hold of Kat Exploration.

This Prospectus is being furnished in connection with the planned Spin-Off and the issuance of Kat Gold common stock in the Spin-Off, which will occur concurrently with the date of this Prospectus (referred to herein as the “Spin-Off Date”).  Following the Spin-Off, each of Kat Gold and Kat Exploration will be independent, publicly-traded companies.  Kat Gold will after the Spin-Off remain a reporting company under the Securities Exchange Act of 1934, as amended (the “ Exchange Act”) and continue to make periodic and other filings with the Securities and Exchange Commission (the “ Commission”) while Kat Exploration will not, despite its shares being publicly traded, be a publicly reporting company under the Exchange Act. Kat Gold is presently and will after the Spin-Off remain a development stage company.

Kat Exploration is effectuating the Spin-Off pursuant to the terms of the resolutions adopted by its board of directors on December 6, 2011.  Kat Exploration presently owns 296,000,000 shares of our common stock and intends to distribute 261,474,694 of these shares (the “Spin-Off Shares”), or approximately 56% of our shares.  As of the record date of December 21, 2011 (the “Record Date”), there were 298,644,500 shares of common stock of Kat Gold issued and outstanding.  The Spin-Off Shares constituted approximately 88% of our shares as of the Record Date.  Holders of record of Kat Exploration at the close of business on the Record Date are entitled to receive the Spin-Off Shares on a pro rata basis. Consequently, stockholders of Kat Exploration on the Record Date will receive one share of our common stock for approximately every three shares of common stock of Kat Exploration that they held on the Record Date.

Reason for Furnishing this Prospectus

We are furnishing this Prospectus to provide information to holders of shares of common stock of Kat Exploration who will be issued the Spin-Off Shares in the Spin-Off. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of Kat Gold’s securities or those of Kat Exploration.  We believe that the information contained in this Prospectus is accurate as of the date set forth on its cover. Changes may occur after that date, and neither Kat Gold nor Kat Exploration is required to, or will, update the information except in the normal course of our public disclosure obligations and practices.

No approval by the stockholders of either Kat Gold or Kat Exploration of the Spin-Off is required, and none is being sought.  Neither Kat Gold nor Kat Exploration is asking you for a proxy.

There is currently a highly illiquid trading market for Kat Exploration common stock, the OTC Pink Sheets trading symbol for which is “KATX.” Following the Spin-Off, Kat Exploration expects that its common stock will continue to be listed on the Pink Sheets under the trading symbol “KATX.”   The shares of our common stock, the market for which is extremely illiquid, are expected to continue to be eligible for quotation and traded on the OTC QB maintained by the OTC Markets under our current trading symbol “BVIG.”

In reviewing this Prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 12.

The securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

No person is authorized to give any information not contained in this Prospectus in connection with this offering and, if given or made, such information or representation must not be relied upon as having been authorized.

Until _________, 2012 (90 days after the date hereof), any broker-dealer effecting transactions in the securities, whether or not participating in this distribution, may be required to deliver a current copy of this Prospectus.

We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required.  You should read the entire Prospectus and any amendments or supplements carefully.

The date of this Prospectus is _________________, 2012

PROSPECTUS SUMMARY

This summary highlights selected information that is contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our shares of common stock.  On August 2, 2010, we changed our name from Bella Viaggio, Inc. to Kat Gold Holdings Corp.  In this prospectus, unless otherwise indicated or the context otherwise requires, all references to the “Company,” “we,” “us,” “our company” or “Kat Gold” shall mean Kat Gold Holdings Corp. References to “Kat Exploration” or “our parent company” mean Kat Exploration, Inc., which holds approximately 63.8% of our shares of common stock. We have no subsidiaries.  You should read the entire prospectus carefully, including “Risk Factors” section and the financial statements and related notes appearing elsewhere in this prospectus before making an investment decision.

Background

Kat Gold Holdings Inc. is a development stage company incorporated in the State of Nevada on June 6, 2007.  On April 28, 2010, Kenneth Stead, our president and chief executive officer, acquired 2,043,333 shares of common stock of our company, par value $0.001 per share, from Ronald A. Davis and Ronald G. Brigham for an aggregate purchase price of $275,272.  Simultaneously therewith, Mr. Stead purchased an additional 220,667 shares of our common stock from eleven other former stockholders of our company.  Consequently, Mr. Stead paid an aggregate purchase price of $305,000 for the 2,264,000 shares of our common stock, which constituted approximately 85.6% of all shares of common stock then issued and outstanding.  The foregoing share acquisition resulted in a change in control of our company.

On June 4, 2010, pursuant to a purchase agreement between our company and our parent company Kat Exploration, Inc., a company organized under the laws of Nevada, we acquired 100% of the mineral rights that KATX then held in and to “Handcamp,” a gold property (“Handcamp”) located in the Province of Newfoundland and Labrador, Canada from our parent company in exchange for 161,000,000 shares of our common stock.

Following our acquisition of Handcamp, we changed our business model to that of a mineral acquisition, exploration and development company focused primarily on gold properties.  On August 26, 2010 our name was changed to Kat Gold Holdings Corp.  As of the date of this prospectus, we have not generated any revenues but we have incurred expenses related to the drilling and exploration of Handcamp.

On November 25, 2011, pursuant to a purchase agreement between our company and our parent company Kat Exploration, Inc., we acquired 100% of the mineral rights that KATX then held in and to Rusty Ridge, Collier’s, North Lucky and South Lucky (each a “November Property” and collectively, the “November Properties”) located in the Province of Newfoundland and Labrador, Canada from our parent company in exchange for 135,000,000 shares of our common stock.  We sometimes refer to Handcamp and the November Properties collectively as the “Properties.”

On April 18, 2012, we executed a Securities Purchase Agreement (the “Purchase Agreement”) with Global Gold Incorporated, a corporation organized under the laws of the Province of British Columbia (“Global Gold”), and the shareholders of Global Gold (the “Sellers”), pursuant to which we acquired all of the issued and outstanding shares of the capital stock of Global Gold.  The consideration that we paid (the “Purchase Price”) to the Sellers was an aggregate of one hundred sixty-one million (161,000,000) shares of our common stock, of which one hundred eighteen million, two hundred sixty-three thousand, one hundred fifty-eight (118,263,158) such shares payable to Thomas Brookes and Matthew Sullivan, the principals of Global Gold, were placed in escrow and will be released in accordance with the terms of an escrow agreement.

Our shares of common stock are eligible for quotation on the OTC QB maintained by the OTC Markets.  Despite the change of our name, our common stock remains quoted under the symbol “BVIG.”  We have never declared bankruptcy, we have never been in receivership, and we have never been involved in any legal action or proceedings. Since our inception, we have not, other than as described above and as more fully set forth under the heading “ Description of Business,” made any significant purchases or sales of assets, nor have we been involved in any mergers, acquisitions or consolidations.  We have no subsidiaries.  Our fiscal year end is December 31.

Overview of our Business

We have no income and/or assets other than as set forth below under the heading “Description of our Business.” We have cumulative losses from our inception through June 30, 2012 of approximately $148,680,960.  We are a natural resources exploration stage company, formed for the purpose of exploring and discovering mineral properties.  We are currently focused on the mining and resources sector and intend to attempt, subject to, among other factors, our ability to obtain substantial financing, to continue to increase our holdings of gold and other precious metals. Our principal objective is to attempt to locate, mine for and sell mineral properties.

Principal Executive Offices

Our principal executive offices are located at 1149 Topsail Rd., Mount Pearl, Newfoundland A1N 5G2, Canada, where our telephone number is (709) 368-9223.

SUMMARY OF THE OFFERING

Shares Outstanding Prior to the Offering:	464,477,833 shares

Shares to be Spun Off:	261,474,694 shares

Shares Outstanding Subsequent to the Offering:	464,477,833 shares

Use of Proceeds:	We will not receive any proceeds from the Spin-Off of our shares by our parent company.

Distributing Company:	Kat Exploration, Inc., our parent company

Distributed Company:	Kat Gold Holdings Corp., our company

Shares to be Spun Off:

Kat Exploration will distribute to its stockholders an aggregate of 261,474,694 shares of our common stock to the holders of record of share of common stock of our parent company on December 21, 2011 (the “Record Date”). These shares constitute approximately 56.3% of our issued and outstanding shares. Immediately following the Spin-Off, Kat Exploration will own 34,525,306 of our shares of common stock, or approximately 7.4% of all our issued and outstanding shares of common stock.  Of the 261,474,694 shares of our common stock to be spun off, 83,360,325, or approximately 17.9% of all our issued and outstanding shares of common stock, will be received by officers and directors of Kat Exploration by virtue of their ownership of shares of common stock of Kat Exploration, all of whom are also officers and directors of our company.

Certain U.S. Federal Income Tax Consequences of the Spin-Off:	The Spin-Off is taxable to the recipient, as with any dividend.

Record Date:

The Record Date for the Spin-Off is December 21, 2011.  If you owned shares of common stock of Kat Exploration on the Record Date, you will receive one share of our common stock for approximately every three shares of Kat Exploration that you held on the Record Date.

Spin-Off Date:	We currently anticipate that the Spin-Off will occur as soon as practicable after the date that the registration statement, of which this prospectus forms a part, is declared effective.

Spin-Off

On the Spin-Off Date, the Distribution Agent identified below will distribute the shares representing our common stock to the holders of common stock of Kat Exploration on the Record Date. You will not be required to make any payment or take any other action to receive your shares of our common stock. The distributed shares of our common stock will be freely transferable unless you are one of our affiliates or an affiliate of Kat Exploration.  After the Spin-Off, Kat Exploration will no longer be our parent company but will remain a significant shareholder of ours.

Spin-Off Ratio:

The Spin-Off Ratio will be on approximately a one for three basis, i.e., each shareholder of Kat Exploration on the Record Date will receive one share of our common stock for approximately every three shares of Kat Exploration that they hold on the Record Date.

Distribution Agent and Transfer Agent:	Computershare 350 Indiana Street, Suite 750 Golden CO 80401 Phone: (303) 262-0678 Fax: (312) 601-2312

OTC QB Symbol:	BVIG

Appraisal Rights:	Neither holders of our common stock nor holders of the common stock of our parent company have dissenters’ rights of appraisal in connection with the Spin-Off

Risk Factors:	See the section entitled “Risk Factors” beginning on page 12 for a discussion of some of the factors you should carefully consider in connection with the Spin-Off.

Dividend Policy:	Following this share Spin-Off, neither Kat Gold nor Kat Exploration anticipates paying any dividends on their respective common stock in the foreseeable future.

Address:	1149 Topsail Rd. Mount Pearl, Newfoundland A1N 5G2, Canada

Telephone Number:	(709) 368-9223

THE SPIN-OFF

Description of the Spin-Off

The Spin-Off will be effected through a stock dividend (based on an approximate 1 for 3 ratio of outstanding Kat Exploration capital stock) of shares of common stock of Kat Gold (currently a majority- owned subsidiary of Kat Exploration) to the common shareholders of Kat Exploration.   Specifically, each holder of record of Kat Exploration at the close of business on the Record Date of December 21, 2011 will receive one share of Kat Gold common stock for approximately every three shares of Kat Exploration held by such holder on the Record Date. On December 6, 2011, the board of directors of each of Kat Exploration and Kat Gold approved the Spin-Off.

Reasons for the Spin-Off

The reasons for the Spin-Off consist of the following, all of which are supported by both Kat Gold and Kat Exploration and their respective management.

Increase in the number of shareholders of Kat Gold .  The principal reason for the Spin-Off is that it will in the opinion of both Kat Gold and Kat Exploration benefit the stockholders of both entities by increasing the number of holders of Kat Gold’s common stock, which both entities believe is critical to Kat Gold’s ability to raise financing, which is in turn necessary for Kat Gold to develop its business plan.  Our management does not believe that prospective investors would be interested in trading in securities of a company that is majority-owned by another entity.  Further, the management of Kat Exploration concluded that there would be little to no immediate benefit to engaging in the spin-off until the assets it sold to Kat Gold in the fourth quarter of 2011 had been completed.

Provide for greater market awareness.  Our management also believes that the Spin-Off may contribute to a greater interest in our shares of common stock by analysts and market makers who will be better able to evaluate our business separate and apart from that of our parent company.  In addition, Kat Gold will after the Spin-Off remain a reporting company under the Exchange Act and continue to make periodic and other filings with the Commission while Kat Exploration will not, despite its shares being publicly traded, be a publicly reporting company under the Exchange Act. Kat Gold believes that its status as a fully reporting company constitutes an advantage over Kat Exploration in that the investment community will have access to greater information about it than will be available about Kat Exploration.

Difference between the OTC QB and the Pink Sheets; Market’s perception of Kat Exploration.

Kat Exploration and Kat Gold both believe that the fact that the shares of Kat Exploration are traded on the Pink Sheets has adversely affected the reputation of Kat Exploration because of the generally negative perception of that market.  Kat Exploration believes that Kat Gold will be more likely to be successful in carrying out its business than Kat Exploration would have been since Kat Gold does not trade on the Pink Sheets but, as a fully reporting company, on the OTC QB.

In addition, Kat Exploration believes that the delay in conducting the spin-off and the relatively high number of its shares traded in the market has harmed its reputation but that this perception is not applicable to Kat Gold.

Enable Kat Gold to use stock more efficiently as an acquisition currency.  The ability to expand through selective acquisitions and partnerships is expected to be important to Kat Gold’s success.  Management believes the Spin-Off will enable Kat Gold to use its own stock more effectively as currency in acquiring, merging and otherwise making strategic investments in or partnering with other companies, for the following reasons:

(a)

Kat Gold believes its shares of common stock are presently not of great value as acquisition currency due primarily to the fact that it is a majority-owned subsidiary; as a subsidiary of Kat Exploration, Kat Gold has no control over its destiny. As a result of the Spin-Off, however, Kat Gold will control its own destiny; Kat

Exploration shareholders after the Spin-Off will have a direct claim against Kat Gold’s assets (versus indirectly as shareholders of its parent, Kat Exploration) and direct voting rights concerning its governance.

(b)

Currently, there is a relatively illiquid public market for Kat Exploration common stock (traded on the OTC Pink Sheets) and a highly illiquid public market for Kat Gold common stock (quoted on the OTC QB). There are far more stockholders of Kat Exploration than there are of Kat Gold, which will no longer be the case after completion of the Spin-Off. Shares of our common stock issued in the Spin-Off will be freely transferable, except for shares received by those stockholders who may have a special relationship with, or are affiliates of, Kat Gold. While Kat Gold hopes that this greater number of shareholders, as well as the other factors discussed in this section, will increase interest in its shares of common stock, Kat Gold cannot assure investors as to the price at which its common stock (or that of Kat Exploration) will trade. The trading prices of Kat Gold common stock after the Spin-Off may be less than, equal to or greater than the trading price of the restructured Kat Exploration and Kat Gold stock in the aggregate before (or after) the Spin-Off.

(c)

As referred to elsewhere in this prospectus, Kat Gold recently acquired Global Gold Corporation, a gold development property located in Ghana.  Kat Gold expects that this acquisition could contribute to greater interest in Kat Gold on the part of the investment community.  While not directly related to the Spin-Off, Kat Gold believes that this acquisition could, if the investment community were to elicit interest in Kat Gold, complement the expected effects of the Spin-Off in increasing the liquidity of our shares of common stock.

Enhance stockholder influence on the outcome of stockholder voting.  Under the current structure, management of Kat Exploration has virtually absolute voting power over Kat Gold’s outstanding common stock. This disproportionate voting power affords management of Kat Exploration the ability to control the outcome of votes - even if the matter involved a divergence or conflict of the interests of the holders of the stock of Kat Gold and Kat Exploration.  The Spin-Off will vest in Kat Gold (previously Kat Exploration) shareholders all of the voting rights associated with Kat Gold’s common stock and, as a result, afford its holders enhanced influence over the outcome of Kat Gold stockholder voting.

Taxable Event and Related Considerations.

The board of directors of each of Kat Exploration and Kat Gold considered other factors relating to the Spin-Off, including the expectation that the Spin-Off will not qualify as a tax-free exchange for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code and will eliminate risk not directly associated with Kat Gold’s business. The two companies’ respective boards of directors also considered other potential risks and consequences to Kat Gold and Kat Exploration associated with the Spin-Off, including those relating to Kat Gold that are described in “Risk Factors—Risk Factors Relating to the Spin-Off,” but believed that the considerations described above outweighed those risks.  Shareholders of Kat Exploration are urged to carefully review all of the Risk Factors described in this prospectus.

Tradability of our shares

Shares of our common stock issued in the Spin-Off will be freely transferable, except for shares received by those who may have a special relationship with, or are affiliates of, Kat Gold.  Those who may be considered Kat Gold affiliates after the Spin-Off generally include individuals or entities that control, are controlled by or are under common control with Kat Gold. This may include some or all of Kat Gold’s officers and directors.  Persons who are Kat Gold affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “ Securities Act”), and/or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 thereunder, specifically including the permitted number of shares.

Shareholder Approval; Appraisal Rights

Kat Exploration is not seeking stockholder approval of the Spin-Off. Neither shareholders of Kat Exploration nor of Kat Gold have any appraisal rights in connection with the Spin-Off.

Results of the Spin-Off

Upon completion of the Spin-Off, Kat Gold will be an independent public company owning and operating its present assets and conducting its present business, which consists of developing any gold properties it may discover on the Handcamp property, the Properties and the business of Global Gold.

Reason for Furnishing this Prospectus

We are furnishing this prospectus to provide information to holders of Kat Exploration who will receive Kat Gold shares in the Spin-Off. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of Kat Gold’s securities or those of Kat Exploration. The information contained in this prospectus is believed by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither Kat Gold nor Kat Exploration is required to update the information except in the normal course of their public disclosure obligations and practices.

Expenses

The expenses of the Spin-Off are estimated to be approximately $50,000.  These expenses will be borne by Kat Gold.

QUESTIONS AND ANSWERS CONCERNING THE SPIN-OFF

Will every stockholder share in proportion to their holdings in Kat Exploration?

Yes, each shareholder of Kat Exploration will receive one share of our common stock for approximately every three shares of common stock of Kat Exploration they held as of December 21, 2011 (the “Record Date”). Any fractional shares will be rounded up the nearest whole share.

However, certain states may not allow us to distribute the shares to certain shareholders of Kat Exploration, including, but not limited to, shareholders who have deposited their shares in the depository trust, without first registering and/or qualifying the shares in that particular state. Therefore, we reserve the right to pay you $0.01 as the dividend for each share you would have received in lieu of issuing you our shares in this Spin-Off.

What is the connection between Kat Exploration and our company?

We are presently a majority-owned subsidiary of Kat Exploration.  As the Record Date, we were virtually wholly owned by Kat Exploration.  We will be an independent company subsequent to the Spin-Off.

Why are we engaging in the Spin-Off?

We are engaging in the Spin-Off principally because our management - which is very similar to the management of Kat Exploration, our parent company - believes it will benefit the stockholders of both Kat Gold and Kat Exploration by increasing the number of holders of our common stock, which our management believes could enhance the liquidity of our shares.  Management does not believe that prospective investors are or would be interested in trading in securities of a company that is virtually wholly owned, or even majority-owned, by its parent company.  In addition, our management believes that the Spin-Off will benefit the stockholders of Kat Exploration since spinning off the shares of our common stock will enable the stockholders of Kat Exploration to increase or decrease their level of participation in our business by varying their level of investment in us separate from Kat Exploration in addition to contributing to a greater interest in our shares of common stock by analysts and market makers who will be better able to evaluate our business separate and apart from that of our parent company.

Can I sell my shares?

Upon the effectiveness of the registration statement of which this prospectus forms a part, the shares of our common stock issuable to shareholders of Kat Exploration will be freely tradable, assuming compliance with state securities laws, of which there can be no assurance.  Any affiliates of ours and/or of Kat Exploration will hold restricted securities subject to the resale limitations of Rule 144.

Where will our common stock trade?

We expect that our common stock will continue to be eligible for quotation on the OTC QB.

What are shares of our company worth?

The value of our shares will be determined by their trading price after the Spin-Off is effected. We do not know what the trading price will be and we can provide no assurances as to the value of such shares, if any.

What are the tax consequences to me of the Spin-Off?

While we do not believe that the Spin-Off will qualify as a tax-free Spin-Off under U.S. tax laws, we can provide no guidance to shareholders who will receive shares in the Spin-Off regarding its potential tax consequences. However, a portion of the Spin-Off may be taxable to you as a dividend and the remainder may be a tax-free reduction in your basis in your shares of common stock of our parent company.

RISK FACTORS

The securities offered pursuant to this prospectus are speculative and involve a high degree of risk.  You should carefully consider the following risk factors and the other information included herein before investing in our shares of common stock. If any of the following risks occur, our business, financial condition and operating results could be materially and adversely affected. In that case, the trading price of our shares of common stock could decline, and you could lose all of your investment.

An investment in our common stock involves significant risks. You should carefully consider the following risks and all other information set forth in this Registration Statement before deciding to invest in our common stock. If any of the events or developments described below occurs, our business, financial condition and results of operations may suffer. In that case, the value of our common stock may decline and you could lose all or part of your investment.

Risk Related to our Company

Our business, exploration results and financial condition are subject to various risks and uncertainties, including, without limitation, those set forth below, any one of which could cause a material reduction in the value of our company or our ability to raise capital or cause our ability to be in accordance with our current business plan to vary materially and adversely from recent results or from our anticipated future results. An investment in our securities is highly speculative and involves an extremely high degree of risk. Therefore, you should thoroughly consider the risk factors discussed below and elsewhere in this Registration Statement before purchasing our securities. You should understand that you may lose all or part of your investment.  No person should consider investing who cannot afford to lose their entire investment or who is in any significant way dependent upon the funds that they are investing. The risk factors contained herein are not meant to be exhaustive.

We are a development stage company with limited operating history.

We are an exploration stage company with no operating history in the mineral exploration field. These two factors make it impossible to reliably predict future growth and operating results. Accordingly, we are subject to all the risks and uncertainties which are characteristic of a relatively new business enterprise, including the substantial problems, expenses and other difficulties typically encountered in the course of its business, in addition to normal business risks.  We face a high risk of business failure because we have commenced extremely limited business operations and have no revenues. We were organized in 2006, have not earned any revenues as of the date of this Registration Statement and have had only losses since our inception related to the drilling and exploration of Handcamp. We expect to continue to incur losses well into the future. There is no history upon which to base any assumption as to the likelihood that our business will be successful, and there can be no assurance that we will be able to raise sufficient capital to begin operations, that we will generate significant operating revenues in the future or that we will ever be able to achieve profitable operations in the future. We face all of the risks commonly encountered by other businesses that lack an established operating history, including, but not limited to, the need for additional capital and personnel, and intense competition.

We do not expect to generate revenues in the foreseeable future.

We are now an exploration stage company; therefore, we anticipate that we will continue to incur increased operating expenses into the foreseeable future without realizing any revenues. Consequently, we expect to incur significant losses into the foreseeable future. If we are unable to raise additional funding, we will not be able to continue our operations.

We are an exploration stage company.

We are an exploration stage company and face a high risk of business failure because of the unique difficulties and uncertainties inherent in mineral exploration ventures. Potential investors should be aware of the difficulties normally encountered by mineral exploration companies and the high rate of failure of such companies. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays that could be encountered in connection with our planned exploration and drilling. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. Additional expenditures related to exploration may not result in the discovery of additional mineralized material. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of our exploration do not reveal viable commercial mineralized material, we may decide to abandon the properties and claim we have and acquire new concessions for new exploration or terminate our activities all together. The acquisition of additional concessions will be dependent upon us possessing capital resources at that time in order to purchase and/or maintain such concessions. If no funding is available, we may be forced to cease our operations.

An integral part of our proposed business plan involves exploration activities and acquisitions but we do not currently have the resources to complete them.

We currently do not have resources to complete our exploration activities or to fund acquisitions.   While our strategy formerly included conducting Phase II and Phase III of our exploration program with respect to the Handcamp property and exploration activities with respect to the other properties we have acquired, we have since our acquisition of Global Gold determined to concentrate our efforts on the Ekom Eya property in Ghana. We believe that additional expenditures in the approximate aggregate amount of $7.3 million will be required in order to fully develop and begin operations on the Ekom Eya property. However, we continue to conduct limited operations on our Handcamp property and have postponed rather than cancelled our plans with respect to Handcamp and the other Properties located in Newfoundland. We will require additional funds beyond the $7.3 million referred to above to commence exploration activities with respect to our other Properties.  To date, we have no available sources of financing.

To date, we have funded such activities by the issuance of our stock which has caused dilution to our current stockholders.  We will require additional funding to pursue our plan of operations.  We have no current acquisition agreements and/or understandings to effect any acquisitions. However, we may consider making acquisitions in the future. Any such acquisitions may include other gold, copper and other properties that our management believes to be potentially significant as well as necessary in order for our company to reach our goal of becoming a gold producer.

There may be future dilution of our common stock and current shareholders will experience immediate dilution.

If we sell additional equity or convertible debt securities, those sales could result in additional dilution to our shareholders. Our recent acquisitions of properties involved the issuance of a substantial number of shares of our common stock. Future issuances of common stock as consideration for future acquisitions will cause such shareholders to suffer dilution.

Our success will depend upon our ability to successfully and timely explore and mine gold, copper and other minerals.

The mining business is subject to substantial risks, including, but not limited to, the ability to identify and locate and then mine the gold, copper and other minerals. Further, if we are successful in locating and identifying the gold, copper and other minerals, our ability to mine the materials will be subject to a number of known and unknown additional risks, including, but not limited to, available labor, compliance with local laws and the ability to obtain financing on favorable terms. These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent the start and/or the completion of exploration and mining activities once undertaken, any one of which could have a material adverse effect on our company’s financial condition and results of operations.

Kenneth Stead and the other members of our board of directors may have faced a conflict of interest in connection with our acquisition of Handcamp and other properties, and the purchase price may not accurately have reflected the value of Handcamp or the other properties that we purchased.

Kenneth Stead is our chief executive officer and a member of our board of directors. In addition, Mr. Stead is the president, a member of the board of directors and a controlling stockholder of Kat Exploration, Inc., our parent company. The price that we paid as well as the other terms of the Acquisition Agreement providing for our acquisition of Handcamp and the acquisition of Rusty Ridge, Collier’s North Lucky and South Lucky were determined solely by Mr. Stead based upon his belief of the fair value of each property. There was no fairness opinion issued, nor was there a special committee of independent directors formed to evaluate the fairness of the transaction, whether to or on behalf of the stockholders of either our company or our parent company. Because Mr. Stead acted and negotiated on behalf of both entities, he may have had a conflict of interest with regard to the value of the properties as well as on his belief of the fair value of the shares of our common stock that we issued to our parent company in our acquisition of the properties. As a result, we cannot assure you that the acquisition of the properties was fair either to our company, our parent company and/or their respective stockholders.

Our relationship with our parent company may lead to a conflict of interest for our management.

Kat Exploration, our parent company, owns approximately 64% of the shares of our common stock; as a result, our parent company exercises control of our company. In addition, there are significant similarities between the two entities’ businesses. If a conflict between the best interests of our parent company and our company should arise, our parent company would be able to determine the outcome of any such conflict without regard to the best interests of our minority stockholders. For example, our parent company is the principal source of the capital contributions that are needed to develop Handcamp and the other Properties; if our parent company were unable to generate sufficient cash flow, it would be unlikely to maintain its policy of advancing capital to us; such an event would have a material and adverse effect on our business and financial condition.

In addition, the identity of the members of the two entities’ board of directors and their management is similar. In the event of any conflict, therefore, there would be few if any individuals other than our chief financial officer available to speak for our company’s interests whose own interests were not also aligned with those of our parent company, which may lead those individuals to favor the best interests of our parent company to the detriment of our own and our stockholders. In addition, the stockholder base of our parent company is much more extensive than ours is; to the extent that the individuals comprising the members of the boards of directors of the two entities face a conflict of interest between us and our parent company, such individuals may view their fiduciary duty to our parent company and its stockholders to be more compelling than the duty that they owe to us and our stockholders. Consequently, we cannot assure you that the members of our board of directors and management would act in our and our stockholders’ best interests.

Our auditors have expressed a going concern opinion.

We have no established source of revenues, have incurred losses since inception, have a working capital deficit and are in need of capital to grow our operations so that we can become profitable. Accordingly, the opinion of our auditors for the years ended December 31, 2011 and December 31, 2010 is qualified subject to uncertainty as to whether we will be able to continue as a going concern.  This may negatively impact our ability to obtain additional funding that we may require or to do so on terms attractive to us and may negatively impact the market price of our stock.

We will require additional capital to pursue our business plan; if we are unable to raise sufficient capital to meet our needs, we may be required to cease operations.

We have no material revenues, income and/or assets (other than Handcamp and the other properties) and have cumulative losses from inception through June 30, 2012 of approximately $148,680,960.  We have financed our operations since inception through private placements of our securities as well as capital contributions from our parent company. We will need to obtain additional financing to, among other things, fund any future exploration, mining and drilling projects that we attempt to undertake and for general working capital purposes. Any additional equity financing may be dilutive to our stockholders and any such additional equity securities may have rights, preferences or privileges that are senior to those of the common stock. Debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. We cannot assure you that additional funds will be available when and if needed from any source or, if available, will be available on terms that are acceptable to us. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. Our ability to obtain needed financing may be impaired by such factors as the condition of the capital markets, our capital structure, the development stage of our company, the lack of a market for our shares of common stock, and our company’s lack of profitability, all of which could impact the availability or cost of future financings. If we are unable to raise capital or sufficient capital to meet our needs, we may be required to cease operations. In addition, and as is also disclosed in our financial statements, these matters raise substantial doubt about our ability to continue as a going concern.

We are heavily dependent on our management and a loss of any member of our management, particularly Mr. Kenneth Stead, would be severely detrimental to our prospects.

We have a very limited management and number of employees. We are highly dependent on all members of our management, in particular Mr. Kenneth Stead. Our future performance will be substantially dependent on the continued services of our management and the ability to retain and motivate them. The loss of the services of any of our officers or directors, particularly those of Mr. Stead, would materially and adversely affect our business and operations.   If he were to resign, there is no guarantee that we could replace him with qualified individuals in a timely or economic manner or if at all.  At the present time, we have not entered into any long-term employment agreements with any of our members of management or other key personnel and we do not maintain any “key-man” life insurance policies.

Defective title to our assets could have a material adverse effect on our exploration and exploitation activities.

There are uncertainties as to title matters in the mining industry. We believe we have good title to our assets; however, any defects in such titles that cause us to lose our rights in these mineral properties would seriously jeopardize our planned business operations. We have investigated our rights to explore, exploit and develop our assets in manners consistent with industry practice and, to the best of our knowledge, those rights are in good standing. However, we cannot guarantee that the title to or our rights to explore, exploit and develop our assets will not be challenged by third parties or governmental agencies. In addition, there can be no assurance that our assets are not subject to prior unregistered agreements, transfers or claims. Our title may be affected by undetected defects. Any such defects could have a material adverse effect on us.

In the event of a dispute regarding title to our assets in foreign countries or any facet of our operations, it would likely be necessary for us to resolve the dispute in a foreign country, where we would be faced with unfamiliar laws and procedures. The resolution of disputes in foreign countries as well as in the U.S. can be costly and time consuming, similar to the situation in the United States. However, in a foreign country, we face the additional burden of understanding unfamiliar laws and procedures. We may not be entitled to a jury trial, as we might be in the United States. Further, to litigate in a foreign country, we would be faced with the necessity of hiring lawyers and other professionals who are familiar with the foreign laws. For these reasons, we may incur unforeseen losses if we are forced to resolve a dispute in a foreign country.

At the present time we are unable to pay any dividends.

The Company has not paid any cash dividends and does not anticipate paying any cash dividends on its common stock in the foreseeable future.  It is anticipated that earnings, if any, which may be generated from operations will be used to finance the continued operations of the Company.  Investors who anticipate the immediate need of cash dividends from their investment should refrain from purchasing any of our securities.

We may be exposed to risks relating to our disclosure controls and procedures and may need to incur significant costs to comply with applicable requirements.

Based on the evaluation done by our management at June 30, 2012, management concluded that our disclosure controls and procedures were ineffective in that we could not assure that information required to be disclosed in our SEC reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and communicated to management so as to allow timely decisions regarding required disclosures.  Our disclosure controls and procedures are primarily adversely affected by the lack of experience within our company in complying with the requirements of a publicly reporting entity; specifically, management concluded that we have insufficient personnel resources with sufficient technical accounting expertise within our accounting function.  We are seeking to engage experienced professionals to augment our financial staff to address issues of timeliness and completeness in financial reporting when preparing SEC filings. No assurances can be given that we will be able to adequately remediate existing deficiencies in our disclosure controls and procedures. Although we believe that these corrective steps will enable our management to conclude that our disclosure controls and procedures are effective when all of the additional financial staff positions are filled and other remediation plans are implemented, we cannot assure you that this will be sufficient.

We may be unable to maintain an effective system of internal control over financial reporting, and as a result we may be unable to accurately report our financial results.

Our reporting obligations as a public company place a significant strain on our management, operational and financial resources and systems. If we fail to maintain an effective system of internal control over financial reporting, we could experience delays or inaccuracies in our reporting of financial information, or non-compliance with the SEC, reporting and other regulatory requirements. This could subject us to regulatory scrutiny and result in a loss of public confidence in our management, which could, among other things, cause our stock price to drop.

You may not be able to enforce your claims in Canada or Ghana

While our company is a Nevada corporation, virtually all our assets are located in Newfoundland, Canada and Ghana.  We cannot assure you that a court located in Canada or Ghana would not deem the enforcement of foreign judgments requiring our company to make payments outside of Canada or Ghana, as applicable, to be contrary to policy and/or unenforceable in Canada or Ghana, as applicable.

All of our officers and directors reside outside of the United States which could make it difficult to enforce potential civil liabilities and judgments.

Kenneth Stead, our president and chief executive officer, is a resident of Canada, and all our assets are located outside the United States. As a result, it may be impossible for investors to effect service of process within the United States upon such persons or enforce in the United States against such persons judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of United States federal securities laws or state securities laws.

Risks Related to our Industry

The mining industry is highly competitive.

Competition in the mining industry is extremely intense in all aspects, including but not limited to raising investment capital for exploration and obtaining qualified managerial and technical employees. We are an insignificant participant in the mining industry due to our limited financial and personnel resources. Our competition includes large established mining companies, with substantial capabilities and with greater financial and technical resources than we have, as well as the myriad of other exploration stage companies. As a result of this competition, we may be unable to attract the necessary funding or qualified personnel. If we are unable to successfully compete for funding or for qualified personnel, our mining activities may be slowed, suspended or terminated, any of which would have a material adverse effect on our ability to continue operations.

The exploration and mining business is subject to a number of risks outside of our control.

The exploration and mining industry is highly cyclical by nature and dependent on the price of gold, copper and other minerals and future market conditions are uncertain. Factors beyond our control can adversely affect our proposed business, both in Canada and in Ghana. Factors that could adversely affect the price of gold and other minerals, most of which will be beyond our control, include but are not limited to:

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Unfavorable interest rates and increases in inflation;

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Changes in national, regional and local economic conditions;

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Cost overruns, inclement weather, and labor and material shortages;

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The impact of present or future legislation, zoning laws and other regulations;

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availability, delays and costs associated with obtaining permits, approvals or licenses necessary to develop Ekom Eya, Handcamp and the other Properties;

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Increases in taxes or fees;

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Changing and conflicting local laws and other regulatory requirements, particularly in Ghana; and

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Available labor and negotiations with unions.

The speculative price of gold, copper and other minerals may adversely impact commercialization efforts.

Exploration and production is highly speculative and involves numerous natural risks that may not be overcome by knowledge and experience.   In particular, even if we are successful in mining gold and other deposits, for which no assurances can be given, the commercialization will be dependent upon the existing market price for gold and other minerals, among other factors.  The market price of gold and other minerals has historically been unpredictable, and subject to wide fluctuations.  The decline in the price of gold and other minerals could render a discovered property uneconomic for unpredictable periods of time.

Environmental and other risks could have a material adverse impact on our business.

Mining activities pose certain environmental risks, as well as personal injury risks.   While we will attempt to manage our risks, one or more incidents of environmental damage or personal injury resulting from our mining activities could have a material adverse impact on our business. If we become subject to onerous government regulations or other legal uncertainties, our business would likely be negatively affected. The government regulates the environmental impacts of mining operations and requires, under certain circumstances, certain environmental permits, work permits, posting of bonds, and the performance of remediation work for any physical or other disturbance to the land or the environment. We may incur significant costs and expenses in connection to comply with such governmental regulations. Depending on market conditions and the options available to us, we may attempt to enter into a joint venture with an operating company or permit an operating company to undertake exploration work. We may also consider seeking equity or debt financing (including borrowing from commercial lenders).

Increased insurance risk could negatively affect our business.

Insurance and surety companies may take actions that could negatively affect our proposed business, including increasing insurance premiums, requiring higher self-insured retentions and deductibles, requiring additional collateral or covenants on surety bonds, reducing limits, restricting coverage, imposing exclusions, and refusing to underwrite certain risks and classes of business. Any of these would adversely affect our ability in the future to obtain appropriate insurance coverage at reasonable costs which would have a material adverse effect on our business.

Our operations are subject to permitting requirements.

Our operations are subject to permitting requirements which could require us to delay, suspend or terminate our operations. Our operations, including but not limited to any exploitation program, require permits from the Canadian provincial governments. We may be unable to obtain these permits in a timely manner, on reasonable terms, or at all. If we cannot obtain or maintain the necessary permits, or if there is a delay in receiving these permits, our timetable and business plan for exploration and/or exploitation, may be materially and adversely affected.

We may experience supply and equipment shortages.

We may not be able to purchase all of the supplies and materials we need to continue our mining activities due to shortage of funds, lack of availability or other reasons. This could cause us to delay or suspend operations. Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as explosives, and certain equipment, such as bulldozers, drilling equipment and excavators, that we might need to conduct our mining activities. If we cannot find the supplies and equipment we need, we may have to suspend our operations until we do find the supplies and equipment we need. If we are unable to find the supplies in Ghana or Canada but can find them in another location, the cost will increase significantly, as will the time to deliver them.

There are risks inherent in doing business in foreign countries.

All of our properties not located in Newfoundland, Canada are situated in Ghana. Risks of doing business in a foreign country such as Ghana could materially and adversely affect our results of operations and financial condition. We face risks normally associated with doing business in a foreign country. These risks include, but are not limited to:

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Labor disputes;

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Invalidity of governmental orders;

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Property disputes;

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Changes to existing laws or policies relating to the mining industry that increase our costs;

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Unpredictable changes in or application of taxation regulations;

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Delays in obtaining or the inability to obtain necessary governmental permits;

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Governmental seizure of land or mining concessions;

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Limitations on ownership;

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Weaker intellectual property protections;

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The absence of trade agreements;

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Import and export regulations, including restrictions on the export of gold and other minerals;

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Foreign exchange controls and limitations on the repatriation of earnings;

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Political and economic instability; and

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War, civil war, acts of terrorism or other hostilities.

The occurrence of one or more of these events or a change in existing policy could have a material adverse effect on our cash flows, earnings, results of operations, and financial condition. These risks may limit or disrupt our operations, restrict the movement of funds, impair contract rights, or result in the taking of property by nationalization or expropriation without fair compensation.

We are subject to Canadian governmental regulations that may limit our operations, increase our expenses or subject us to liability.

According to our Canadian legal counsel, our Canadian operations are subject to Canadian laws, ordinances and regulations regarding, among other things:

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Environmental matters, including the presence of hazardous or toxic substances;

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Land preservation;

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Health and safety; and

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Zoning, land use and other entitlements.

In developing any project in Canada, we may be required to obtain the approval of numerous Canadian governmental authorities (and others) regulating matters such as:

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Installation of utility services such as gas, electric, water and waste disposal;

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Permitted land uses; and

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The design, methods and materials used in the exploration and mining for gold, copper and other minerals.

We may not now or in the future be in compliance with all regulatory requirements. If we are not in compliance with these regulatory requirements, we will be subject to penalties or forced to incur significant expenses to cure any noncompliance. In addition, some of the land that we could in the future acquire if we will at such time have the requisite resources and ability, may not have received planning approvals or entitlements necessary for planned or future development. Failure to obtain entitlements necessary for development on a timely basis or to the extent desired would adversely affect our business, results of operations, financial condition and future prospects.

We have limited financial resources which prevents us from securing our mining concessions in Ghana from bandits and other detrimental threats, particularly during the rainy season when we have minimal exploration activities.

We do not have the financial resources to adequately protect our Ghanaian mining concessions from potential “claim jumping” and other threats to the betterment of our concessions predominantly due to the respective land size of these concessions.  The minerals commission in Ghana do not police or enforce the propriety of these concessions.  It is the sole responsibility of the concession owner.

Significant unauthorized mining or other unauthorized activities may result in our inability to develop any commercially viable resources in Ghana.

Limitations on Ghana economic market reforms may discourage foreign investment in Ghanaian businesses.

The value of investments in Ghana mining concession businesses could be adversely affected by political, economic and social uncertainties in Ghana.

Any material change in policy by the government of Ghana could adversely affect investments in our business operations.

As a developing nation, Ghana's economy is more volatile than that of developed Western industrial economies.   There are significant differences between Ghana and the United States, Canada or a Western European country in such respects as structure, level of development, capital reinvestment, legal recourse, resource allocation and self-sufficiency.

Actions by the central government of Ghana could have a significant adverse effect on economic conditions in the country as a whole and on the economic prospects for our operations. Changes in policy could result in imposition of restrictions on currency conversion, imports or the source of supplies, as well as new laws affecting joint ventures and foreign-owned enterprises doing business in Ghana. Accordingly, there can be no assurance that reforms to Ghana's economic systems will occur or that we will not be adversely affected by changes in its political, economic, and social conditions and by changes in policies of the government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, imposition of restrictions on mining concessions and reduction in tariff protection and other import restrictions.

Uncertainties with respect to the legal system in Ghana could limit the legal protections available to you and us .

We presently conduct substantially all of our business through our operating subsidiary Global Gold in Ghana. Global Gold is subject to laws and regulations applicable to foreign investments in Ghana and, in particular, laws applicable to foreign-invested enterprises. The legal system is based on written statutes, and prior court decisions may be cited for reference but may have limited precedential value. However, since the legal system continues to evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in Ghana may be protracted and result in substantial costs and diversion of resources and management attention.

The legal system in Ghana is based on British common law, customary (traditional) law, and the 1992 constitution. Court hierarchy consists of the Supreme Court of Ghana (its highest court), courts of appeal, and high courts of justice. Beneath these bodies are circuit, magisterial, and traditional courts. Extrajudicial institutions include public tribunals.  Since independence in 1957, courts have been relatively independent. Lower courts are being redefined and reorganized under the Republic.  Customary (traditional) law is a type of legal system that serves as the basis of, or has influenced, the present-day laws in approximately 40 countries - mostly in Africa, but some in the Pacific islands, Europe, and the Near East. Customary law is also referred to as "primitive law," "unwritten law," "indigenous law," and "folk law." There is no single history of customary law such as that found in Roman civil law, English common law, Islamic law, or the Napoleonic Civil Code. The earliest systems of law in human society were customary, and usually developed in small agrarian and hunter-gatherer communities. As the term implies, customary law is based upon the customs of a community. Common attributes of customary legal systems are that they are seldom written down, they embody an organized set of rules regulating social relations, and they are agreed upon by members of the community. Although such legal systems include sanctions for law infractions, resolution tends to be reconciliatory rather than punitive.

Restrictions under Ghana laws which may limit or restrict our ability to make dividends and other distributions from Ghana to Canada, where our principal offices are located, could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses .

Substantially all of our revenues for the foreseeable future, if any, will be earned in Ghana.  Any limitations on our ability to transfer funds to Canada from Ghana could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Risks Related to our Shares of Common Stock

Our stock price may be volatile.

Our stock price may be volatile and as a result investors could lose all or part of their investment. In addition to volatility associated with over-the-counter securities in general, the value of any investment could decline due to the impact of any of the following factors upon the market price of our common stock:

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Changes in the worldwide price for gold and other minerals;

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Disappointing results from our exploration and drilling efforts;

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Fluctuation in production costs that make mining uneconomical;

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Unanticipated variations in grade and other geological problems;

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Unusual or unexpected rock formations;

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Failure to reach commercial production or producing at lower rates than those targeted;

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Decline in demand for our common stock;

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Downward revisions in securities analysts’ estimates or changes in general market conditions;

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Investor perception of our industry or our company; and/or

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General economic trends.

In addition, stock markets have experienced extreme price and volume fluctuations and the market price of securities has been highly volatile. These fluctuations are often unrelated to asset value and may have a material adverse effect on the market price of our common stock. As a result, investors may be unable to resell their shares at a fair price.

There is currently a limited trading market for our common stock and our stock experiences price fluctuations.

There is currently a limited market for our common stock and we can provide no assurance to investors that a more robust market will develop. If a more robust market for our common stock does not develop, our shareholders may not be able to resell the shares of our common stock they have purchased and they may lose all of their investment. Our stock is thinly traded and is therefore subject to significant fluctuations if the amount of trading increases significantly for a short period of time. Even one large trade could materially affect the price of the stock even though the status of the company remains unchanged.

The trading price of our common stock may be subject to wide fluctuations. Trading prices of our common stock may fluctuate in response to a number of factors, many of which will be beyond our control, including, without limitation, public announcements regarding our company, purchases or sales by existing stockholders, changes in government regulations, conditions in our market segment or changes in earnings estimates by analysts. These fluctuations may have a material adverse effect on the trading price of our common stock.

In addition, the stock market in general, and the market for mining companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. Market and industry factors may adversely affect the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources. In addition, we may not have complied in the past with federal and/or state securities laws and regulations, which could potentially result in litigation, penalties and/or fines, other substantial costs and expenses and a substantial diversion of management’s attention and resources.

Our shares of common stock are subject to the “penny stock” rules.

Our shares of common stock are subject to the SEC’s “penny stock” rules. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for the shares. As long as our shares of common stock are subject to the penny stock rules, the holders of such shares may find it more difficult to sell their securities.

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us and as a result we could be subject to legal action.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

We may not be able to achieve secondary trading of our shares of common stock in certain states because our shares of common stock are not listed for trading on a national securities exchange.

Because our shares of common stock are not listed for trading on a national securities exchange, our shares of common stock are subject to the securities laws of the various states and jurisdictions of the U.S. in addition to federal securities laws. This regulation covers any primary offering we might attempt and all secondary trading by our stockholders. If we fail to take appropriate steps to register our shares of common stock or qualify for exemptions for our shares of common stock in certain states or jurisdictions of the U.S., the investors in those jurisdictions where we have not taken such steps may not be allowed to purchase our shares of common stock or those who presently hold our shares of common stock may not be able to resell their shares without substantial effort and expense. These restrictions and potential costs could be significant burdens on our stockholders.

We are authorized to issue up to 500,000,000 shares of our common stock and 5,000,000 shares of our preferred stock, the issuance of which could, among other things, reduce the proportionate ownership interests of current stockholders; in addition, we issued 296,000,000 shares of our common stock in connection with acquisitions.

Our board of directors has the ability, without seeking stockholder approval, to issue additional shares of our common stock in the future for such consideration as our board of directors may consider sufficient. The issuance of additional shares of common stock and/or preferred stock in the future would reduce the proportionate ownership and voting power of the shares of our common stock held by our existing stockholders. In addition, we issued 296,000,000 shares of our common stock to our parent company when we purchased Handcamp and an additional 161,000,000 shares of our common stock when we acquired Global Gold. These issuances significantly diluted the ownership interest of our present stockholders.

Further, our board of directors is empowered, without stockholder approval, to issue shares of our preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. In the event of such an issuance, the shares of preferred stock could be used as a method of discouraging, delaying or preventing a change in control of our company, which could thereby prevent our stockholders from receiving the maximum value for their shares.

The concentration of ownership of our shares of common stock with insiders and their affiliates is likely to limit the ability of other stockholders to influence corporate matters.

Approximately 64% of our issued and outstanding shares of common stock are owned and controlled by our parent company and under the indirect control of Mr. Kenneth Stead as a result of his control over our parent company. Consequently, Mr. Stead has the ability to exercise control over all matters requiring approval by our stockholders, including but not limited to, the election of directors and approval of significant corporate transactions, such as our acquisition of Handcamp and the other Properties.  This concentration of ownership may also have the effect of delaying or preventing a change in control of our company that might be viewed as beneficial by other stockholders or discouraging a potential acquirer from making an offer to our stockholders to purchase their shares of our common stock in order to gain control of our company. While the distribution by our parent company of our shares of common stock to its own stockholders would lessen Mr. Stead’s control of our company, he and other affiliates of our company and our parent company would remain in control of our company. In addition, the distribution would not increase your current percentage ownership of our company.

Risks Related to the Spin-Off

The market value of the shares of our common stock received in the Spin-Off may decline.

After the Spin-Off is completed, holders of our parent company shares will hold common stock of both our company and our parent company.  We cannot assure you that the public market for our common stock will be similar to the public market for the common stock of our parent company which, though illiquid, is considerably more liquid than is the market for our common stock. Ultimately, the value of our common stock will be determined in the trading markets and will be influenced by many factors, including our operations, the growth and continuation of our proposed business, investors’ expectations of our prospects, trends and uncertainties affecting the industry in which we operate, future issuances of our capital stock and general economic and other conditions. The market value of our common stock after the Spin-Off could be less than its market value before the Spin-Off.  Further, the aggregate market price of our common stock and that of our parent company could be less than the present market value of either our common stock or the common stock of our parent company.

The Spin-Off may cause the trading price of our parent company’s common stock to decline.

Following the Spin-Off, our parent company expects that its common stock will continue to be quoted and traded on the Pink Sheets under the symbol “KATX.”  As a result of the Spin-Off, the trading price of our parent company’s common stock may after its completion be substantially lower than its trading price immediately prior to the Spin-Off as our parent company will have surrendered ownership of our assets.

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from our parent company.

We may not be able to achieve the full strategic and financial benefits that we expect will result from our separation from our parent company or such benefits may be delayed or may not occur at all. For example, analysts and investors may not regard our corporate structure to be clearer and simpler than the current corporate structure or place a greater value on our company as a stand-alone company than on our businesses being a part of our parent company. As a result, in the future the aggregate market price of our parent company’s common stock and our common stock as separate companies may be less than the market price per share of our parent company’s common stock had the Spin-Off not occurred.

The Spin-Off may result in tax liability.

You may be required to pay income tax on the value of the shares of our common stock received in connection with the Spin-Off. The Spin-Off may be taxable to you as a dividend and/or as a capital gain, depending upon the extent of your basis in our parent company stock which you hold. You are advised to consult your own tax advisor as to the specific tax consequences of the Spin-Off.  Shareholders are also encouraged to read “Federal Income Tax Consequences of the Spin-Off” and “Federal Income Tax Consequences to Shareholders” below, which contain important tax disclosures relating to the Spin-Off.

The lack of a broker or dealer to create or maintain a market in our stock could adversely impact the price and liquidity of our securities.

We have no agreement with any broker or dealer to act as a market maker for our common stock and we may not be successful in obtaining any market makers. Thus, no broker or dealer will have an incentive to make a market for our common stock. The lack of a market maker for our common stock could adversely influence the market for and price of our common stock, as well as your ability to dispose of, or to obtain accurate information about, and/or quotations as to the price of, our common stock.

DESCRIPTION OF OUR BUSINESS

Company Background

Our company, formerly known as Bella Viaggio, Inc., is a development stage company incorporated in the State of Nevada on June 6, 2007. On April 28, 2010, Kenneth Stead, an individual, acquired 2,043,333 shares of our common stock from Ronald A. Davis and Ronald G. Brigham for an aggregate purchase price of $275,272. Simultaneously therewith, Mr. Stead purchased an additional 220,667 shares of our common stock from eleven other shareholders of our company. Consequently, Mr. Stead paid an aggregate purchase price of $305,000 for the 2,264,000 shares of our common stock, which constituted approximately 85.6% of all shares of our common stock then issued and outstanding. The foregoing share acquisition resulted in a change in control of our company.

On June 4, 2010, pursuant to an acquisition agreement dated as of May 28, 2010 (the “Acquisition Agreement”) by and between our company and Kat Exploration, Inc., a company organized under the laws of Nevada, we acquired 100% of the mineral rights that Kat Exploration then held in and to “Handcamp,” a gold property located in the Province of Newfoundland and Labrador, Canada. We issued 161,000,000 shares of our common stock to Kat Exploration, Inc. for the mineral rights that it had previously held in and to Handcamp. As a result of this transaction, we became virtually wholly owned by Kat Exploration, Inc. and refer to it in this prospectus as “our parent company.”

As disclosed below under the heading “ Our Canadian Business - Mineral Rights Acquisition - Province of Newfoundland and Labrador, ” acquisition of mineral rights in the province of Newfoundland and Labrador (the “Province”) is by online map staking. Our parent company staked an aggregate of 149 claims to Handcamp. These claims, which form a part of four separate exploration licenses, constitute exclusive legal rights to explore for minerals on Handcamp and were conveyed by our parent company to us pursuant to the Acquisition Agreement. If we discover a mineral deposit on Handcamp, we would be entitled to convert the licenses into mining leases; we presently intend to convert any applicable licenses into leases if and when we discover any such deposits. However, no such conversion is permitted until a deposit is discovered. There can be no assurance that a mineral deposit will ever be discovered on Handcamp.

Following our acquisition of Handcamp, we changed our business model to that of a mineral acquisition, exploration and development company focused primarily on gold properties. Our principal objective is to attempt to locate, mine for and sell mineral properties.  On August 26, 2010 our name was changed to Kat Gold Holdings Corp.

On November 25, 2011, pursuant to a purchase agreement between our company and our parent company Kat Exploration, Inc., we acquired 100% of the mineral rights that KATX then held in and to Rusty Ridge, Collier’s, North Lucky and South Lucky (each a “November Property” and collectively, the “November Properties”) located in the Province of Newfoundland and Labrador, Canada from our parent company in exchange for 135,000,000 shares of our common stock.  We sometimes refer to Handcamp and the November Properties collectively as the “Properties.”

North Lucky, South Lucky and the Rusty Ridge properties are located in eastern Newfoundland on the Bonavista Peninsula. Collier’s is also located in eastern Newfoundland but is situated on the Avalon Peninsula. Our company’s economic interest in the November Properties is based on terrestrial sedimentary and volcanic rocks of the Avalon Zone, correlative to Africa, hosting sedimentary-hosted stratiform copper (SSC) or volcanic red bed copper (VRC) mineralization with the exception of Rusty Ridge, which has iron-oxide- copper-gold (IOCG) potential.

As of the date of this prospectus, we have not generated any revenues but we have incurred expenses related to the drilling and exploration of Handcamp.   We have no material income and/or assets other than Handcamp, Rusty Ridge, Collier’s, North Lucky and South Lucky, and have cumulative losses from inception through June 30, 2012 of approximately $148,680,960.

On April 18, 2012, we executed a Securities Purchase Agreement (the “Purchase Agreement”) with Global Gold Incorporated, a corporation organized under the laws of the Province of British Columbia (“Global Gold”), and the shareholders of Global Gold (the “Sellers”), pursuant to which we acquired all of the issued and outstanding shares of the capital stock of Global Gold.  The consideration that we paid (the “Purchase Price”) to the Sellers was an aggregate of one hundred sixty-one million (161,000,000) shares of our common stock, of which one hundred eighteen million, two hundred sixty-three thousand, one hundred fifty-eight (118,263,158) such shares payable to Thomas Brookes and Matthew Sullivan, the principals of Global Gold, were placed in escrow and will be released in accordance with the terms of an escrow agreement.   We have determined to concentrate our efforts on our Ghanaian business, which is described below.

Our common stock is eligible for quotation on the OTC QB. Our common stock remains quoted under the symbol “BVIG.” Our principal executive offices are located at 1149 Topsail Road, in the City of Mount Pearl, in the Province of Newfoundland and Labrador, Canada, A1N 5G2. Our telephone number is (709) 368-9223.

We have never declared bankruptcy, we have never been in receivership, and we have never been involved in any legal action or proceedings. Since our inception, we have not, other than as described below, made any significant purchases or sales of assets, nor have we been involved in any mergers, acquisitions or consolidations and we have no subsidiaries. Our fiscal year end is December 31.

We are a publicly traded mining company with exploration properties in Canada and Ghana. We intend to pursue a combination of prospective mineral exploration properties as well as gold concessions with proven gold reserves capable of production within a short period of time.

Our primary goal is to obtain a high-quality portfolio of creditable mining and mineral exploration properties ranging from advanced to revenue producing projects, each of which would be deemed to have superior potential for mineable ore bodies. Commodities of interest are precious and base metals with particular emphasis on gold, silver and copper.

Implementation of this plan has already begun through the acquisition of such projects as the Ekom Eya gold deposit located in the Bibiani Gold Belt, Ghana Africa, along with the Handcamp Property, a gold and base metals exploration property in central Newfoundland, Canada, a region known for its world-class mineral deposits and offshore oil reserves, as well as the other Properties.

Our Ghanaian Business

Based on previous drillings, we believe there to be a minimum gold resource of 300,000 ounces in the Ekom Eya property. There is also a waste dump estimated to contain 30,000 tons with reported grades up to 9.76 grams per ton (representing a minimum of 4,000 ounces) and a tailings area with sampling results as high as 21.2 grams per ton.

Our Managing Director in Ghana is Thomas Brookes.  For more than 30 years, Mr. Brookes has been involved in the exploration and extraction of natural resources from drilling for oil and natural gas in Canada’s high arctic to prospecting for gold in northwest British Columbia and the Yukon Territory as the president of Virgin Gold Inc.

The Ekom Eya mining operation is a partnership with Ekom Eya Mining Cooperative, an existing mining operation located in the Bibiani Gold Belt.

We are seeking up to $7.3 million in financing to purchase equipment and for working capital to launch the Ekom Eya mining operation project. This will provide capital to begin production as well as assess and implement the working on the balance of Ekom Eya Mining Operation's deposit.  Please see the section entitled “ Management’s Discussion and Analysis of Operations -- Plan of Operations” for a more complete description.

The Ekom Eya concession lies about 4.5 miles to the north of Bibiani Township. It measures 24.79 acres and was part of the Bibiani North License held by Central African Gold (“CAG”).

The ore body was discovered by the Gold Coast Selection Trust in 1933 when it was excavating a trench in the vicinity of an auriferous quartz float. The trust carried on prospecting and finally exploited the ore body actively from 1939 to 1941 during which approximately 30,000 ounces of gold were extracted from some 90,000 tons of ore at an average grade of 10 grams per ton. It is reported that gold recovery at that time was about 80%. This high recovery is doubtful as later studies located waste dumps of the old mine with grades ranging between 4 grams per ton and 5 grams per ton. It is therefore deduced that gold recovery at that time might have hovered around 55%. Selective high grade mining was the order of the day and it is common to find grades as high as 7.0 grams per ton in the old waste dumps and in the adjoining walls of mined out open spaces. A recent grab bag sample of the waste dump conducted in September 2011 resulted in grades as high as 9.76 grams per ton and samples from the tailings as high as 21.2 grams per ton.

In 1964, International Gold Resources (“IGR”) obtained the rights to explore the area through Echo Bay Ghana. A blanket soil geochem was carried out and striking soil anomalies occurred over the Ekom Eya Property. However, an airborne geophysical survey carried out failed to pick the ore body.

Echo Bay Ghana drilled 7 diamond holes along the length of the ore body into the old workings and got 2 promising results: 49 grams per ton over 2 meters and 19.7 grams per ton over 2.1 meters. These indicated that there could be very rich shoots within the broad shear zones.

In 1996, Ashanti Goldfields (“AGC”) took over IGR and concentrated on operating the Main Bibiani open pit. However, AGBL, a subsidiary of AGC, was brought on board to delineate any economic mineralization within the Bibiani North License area. AGBL carried out sampling of the old mine waste dump estimated to be 30,000 tons and located just north of the old shaft in 1997 and reported grades between 4 grams per ton and 5 grams per ton. Using these figures, the waste dump would be estimated to contain 9,600 ounces of gold.

Tailings of the old mine were deposited in a wide shallow valley lying to the east of the ore trend. This valley drains north-easterly into the semi perennial Pamunu River. Soil sampling indicated that substantial amounts of tailings might have been washed into the Pamunu River but it is estimated that about 60,000 tons at 5 grams per ton can be retrieved. Using these figures, the tailings would be estimated to contain approximately 2,894 ounces of gold.

These findings encouraged AGBL to pursue a 23-hole drilling program in 1998. The holes were pre-collared by 50-65 meters of reverse circulation drilling and were completed by 15-30 meters diamond drilling. The holes were aimed at the interface of transition to sulphides, but a few deeper holes were drilled as well. Results include 19.2 grams per ton over 1.2 meters next to a stope which invariably is a skin of a mined out stope. Another intersection was 12.1 grams per ton over 4.3 meters.

The Bibiani North ore body strikes virtually north-south. A distance of approximately 600 meters is marked by artisanal workings into the near surface sub rock which consist of up to 10 meters of thick quartz veins in carbonaceous and graphitic schists or phyllites. The ore body dips between 50-55 degrees to the East in the northern sector. The southern sector dips between 70- 90 degrees East. CAG drilled 3,000m of RC (17 holes) in the vicinity in 2007 and estimated that the Ekom Eya concession contained approximately 300,000 ounces of oxide gold resources. Eight of the holes, each about 180 meters long, probed the Ekom Eya property.

Current Operations

Mining is currently carried out by the Ekom Eya group by sinking shafts/pits mainly into the first level of the ore zone by manual chiseling and shoveling. Two 250 Kilovolt-Ampere generators are used to provide electricity to two submersible pumps for dewatering the nearby old shaft sunk by the Gold Coast Selection Trust in 1937 to enable mining to take place.

Ore from the mine is hauled to a processing center located in Bibiani Township where it is crushed and milled to powder for treatment. The gold concentrate is extracted by the use of sluices lined with blankets. The resulting concentrate is amalgamated with mercury. The gold is then extracted by heating the amalgam in a retort to recover the mercury. The gold is refined primarily by grinding it into powder and treating it with concentrated sulphuric acid or hydrochloric acid to dissolve the ferrous gangue minerals. The gold is further refined before it is sold.

The mining and treatment methods adopted by Ekom Eya are highly inadequate as they use selective mining methods and work only high grade ore. In this regard grades in the range of 4 grams per ton are left untouched. The gold extraction method also leads to substantial losses highlighted by the fact that the tailings are sold to other groups for further treatment. Recent samples taken of what the Ekom Eya cooperative considers to be waste materials yielded grades up to 9.76 grams per ton.

Operational Rollout

Our budget, assuming the requisite financing is raised, would allow us to go into production on the tailings & waste dump as well as locate & purchase good equipment to be used for processing the main ore body at launch. There is an expected 6 month wait time between placing the order of the In-line leach reactor (made by Gekko in Australia) and receiving the equipment. In the interim, we intend to use a CIL reactor and additional equipment (sourced in Africa) to work the tailings & waste dump. Processing of the tailings & waste pile will occur within 3 months of raising capital and then shifted to the main ore body as further equipment arrives & is set up. The mining equipment to be acquired includes (i) heavy equipment, such as bulldozers and excavators, (ii) crushing and grinding equipment, (iii) gravity recovery equipment, (iv) assorted vehicles, (v) generators, (vi) pumps, and (vii) a camp.

Ghana Overview

The Republic of Ghana hosts one of the world’s largest gold operations in Obuasi, near Accra, and is Africa’s second-largest producer and exporter of gold after South Africa. The nation’s mining industry is dominated by foreign entities and its mining portfolio also consists of diamonds, manganese and bauxite. The basic law governing the mining industry is the Minerals and Mining Act 2006 (Act 703), which grants the president the power to grant mining rights. According to data from the Ghana Chamber of Mines, Ghana's gold output increased by 4% to 2.6 million ounces in 2008. Gold accounts for approximately 90% of Ghana's income from minerals. According to The Statesman’s web site, the value of the mining industry is expected to increase from US $1.03bn in 2008 to US $3.14bn in 2013.  We believe that the Ghanaian mining industry has a promising future based largely on its untapped mining potential and stable government along with a reasonable tax regime. In its newly released Ghana Mining Report Q108, Business Monitor International forecasts the mining industry to register an average growth of over 4% per annum over the period from 2008 to 2012.

Ghana in 1957 became the first sub-Saharan country in colonial Africa to gain its independence. It has a population of approximately 24 million people, an unemployment rate of approximately 11% (2000 estimate) and is a constitutional democracy. Well-endowed with natural resources, Ghana has roughly twice the per capita output of the poorest countries in West Africa according to the CIA World Factbook.

The Republic of Ghana is located on the coast of West Africa (Southern portion), and has been well known for its gold deposits since the 15th century. The tradition of gold mining has continued today, with a large number of mines operating in the country’s famous gold belts. Relative to its neighboring countries, Ghana is a stable country with a strong democracy. Ghana is ranked quite highly in international freedom and prosperity indices.

Ghana is an English-speaking constitutional democracy that has enjoyed peace and stability since its Constitution was passed in 1992. It is dedicated to a multi-party democracy and is considered one of the most stable governments on the continent. This has contributed to GDP growth (5.5% real growth in 2007), improved Foreign Direct Investment (according to the IMF, Foreign Investment grew from US$155M in 2000 to US$450M in 2006), and improved poverty rates (fallen from 52% in 1992 to 28% in 2006). Given Ghana’s history of gold production (Ghana was at one time known as the Gold Coast), the government is accustomed to dealing with resource companies and has created a mining-friendly environment.

Ghana boasts a readily-available work force with experienced miners and a tropical climate that provides favorable year-round mining conditions. As a testament to the favorable work environment, Ghana is host to many of the major gold producers including Newmont and Goldfields and Mid-tiers such as Redback.

Our Canadian Business

On June 4, 2010, we acquired 100% of the mineral rights that our parent company then held in and to Handcamp. Handcamp is located approximately 20 miles north of Badger, central Newfoundland and 6 miles northeast of an abandoned copper mine. Abandoned logging roads run through Handcamp, which we believe will allow for accessibility and mobility of heavy equipment.

One 50-yard wide mineralized zone lies within a strata-bound (rock layers) structurally complex zone which lies near a major east-directed thrust within the Roberts Arm Group (volcanic rocks) and is reflected in folding, shearing (fracturing) and mylonite (fine-grained, compact rock) development. Superimposed on the volcanogenic sulfide mineralization is epigenetic (formed after the rocks were laid down) disseminated gold mineralization. We believe that the optimal sulfide mineralization is associated with sericite schist (rocks formed under high temperature and pressure) with veinlets and dissemination (finely spread minerals) having been traced over a strike length of almost a mile.

Handcamp consists of 3 contiguous claim blocks totaling 149 claims, for an area of 3,730 hectares (37.3 square km). It is located less than 2,000 m east of the Trans Canada Highway (TCH), about 15 km south of South Brook, a small community situated near the south end of Halls Bay along the north coast of Newfoundland, Canada (See “Figure 1”). Driving time from St. John’s, the capital of Newfoundland, to Handcamp is approximately 6 hours. A regional airport is located at Deer Lake 115 km west along the Trans Canada Highway. Gravel roads provide access to Handcamp from the highway (See “Figure 2”). An electrical transmission line parallels the Trans Canada Highway and passes within 1,500m of Handcamp.

1,700 soil samples were collected by representatives of our company along the grid, which were assayed for gold and base metals indicating what our management believes to be promising results. Rock samples were collected over the prospected areas with numerous samples showing significant mineral content with some gold numbers reaching a high of 158 grams per ton gold, 94 grams per ton and gold, 82 grams per ton gold, along with excellent zinc, copper and silver numbers (massive to semi-massive sulfides). A chip sample was cut over the main piece of the Handcamp property’s gold deposit that shows an average of 7.1 grams per ton gold over 27 feet.

Ownership

Mineral rights to Handcamp that we hold currently include licenses 017308M, 017917M, 017485M, and 011745M. License number, location, license status, work deadlines and exploration expenditure requirements are summarized in Table I and shown on Figure 2.

Please see the section entitled “Mineral Rights Acquisition - Province of Newfoundland and Labrador” for information on the acquisition of mineral rights and a description of staking procedures and assessment requirements for exploration licenses in the Province.

Table I: Handcamp Claims

License	Location	Status	# Claims	Stake Date	Work Due	Required Expenses*	Mapsheets

017308M	Rocky Pond	ISSUED	86	19/01/2010	19/04/2011	$17,200.00	12H/08

017485M	Rocky Pond	ISSUED	52	05/03/2010	06/06/2011	$10,400.00	12H/08
011745M	Rocky Pond	ISSUED	11	31/12/2003	04/04/2011	$2,200.00	12H/08

Total:			226			$45,200

*Government filing fees

Lic # 017917M is no longer in effect

Renewal date for 017485m is 05/04/2015

Renewal date for claim 017308m is 18/02/2015

Renewal date for claim 011745m is 02/02/2014

Figure 1: Location of the Handcamp Property

Geology

Handcamp occurs in the Lower to Middle Ordovician (476 to 473 million years before present) Roberts Arm Group (the “Group”), a steeply dipping west to northwest facing sequence of dominantly submarine volcanic and related sedimentary rocks (See “ Figure 2”). The Group is overlain by the younger Springdale Group consisting of sub-aerially deposited volcanic rocks and terrestrial sedimentary rocks. The volcanic and sedimentary rocks are intruded by younger granitic rocks.

Rocks exposed near Handcamp are predominantly dark greenish-grey to reddish-brown and black mafic volcanic rocks accompanied by lesser felsic volcanic rocks and locally interlayers of chert and fine grained sedimentary rocks. The rocks trend roughly east-northeast at an azimuth of about 20° and typically dip to the west.

Mineralization at Handcamp consists of pyrite (iron sulfide) and sphalerite (zinc sulfide) with minor galena (lead sulfide) and chalcopyrite (copper-iron sulfide), minerals which are associated with elevated concentrations of gold, silver, lead and zinc. The gold- and silver-bearing sulfide mineralization on Handcamp occurs in patches, lenses, veinlets and disseminations hosted by a 30 to 50m thick sequence of altered fine grained sedimentary rocks, red and white chert and altered felsic and chloritized, silicified mafic tuff. The mineralized zone has been traced for approximately 1,200m and is approximately 50m wide. The zone has been intersected to a vertical depth of approximately 185m.

565,000 mE
570,000 mE
5,465,000 mN
5,460,000 mN
5,455,000 mN
N
Trans Canada Highway
Transmission Line
Lic. 017917M
Lic. 017485M
2010 Exploration Area
See Figure 3
Lic. 011745M
DDH 004
DDH 012
Lic. 017308M
Gravel Roads
0
1
2
kilometers

Figure 2: Handcamp Claims

Previous Exploration

The area in which Handcamp is located has had a sporadic history of exploration and development since discovery of the Handcamp gold and base metal prospect in 1928. Trenching was carried out on the prospect in 1930 and six short drill holes were completed in 1941. Orenada Mines Ltd. conducted a short 14-hole drilling program on the prospect in 1956. Geophysical surveys including magnetic and electromagnetic surveys were conducted on Handcamp between 1956 and 1977. From 1977 to 1979 Falconbridge Ltd. carried out geological, geochemical and geophysical surveys in the prospect area followed up by trenching and a nine-hole diamond drilling program. During 1982, US Borax Ltd. and Pacific Coast Mines Inc. carried out an induced polarization geophysical survey and subsequently a seven drill hole approximately 684 m drilling program.

Results of the previous exploration returned generally encouraging results that prompted our parent company to option Handcamp in 2006 from certain prospectors. At that time, our parent company established an approximately 2 km by 2 km exploration grid centered on Handcamp. Soil sampling on the grid revealed elevated concentrations of gold, copper and zinc related to the main structure on Handcamp as well in an area on the west side of the grid along a chain of small ponds. Several rock samples collected in the area also returned elevated gold. Handcamp was returned to the vendors in 2007. A high resolution airborne magnetic survey completed by the Geological Survey of Canada in 2008 revealed the presence of northeast-trending magnetic structures, one of which coincides with the location of Handcamp.

Current Exploration

During 2009, our parent company once again optioned Handcamp from the prospectors. Exploration completed by us and our parent company during 2010 included two induced polarization geophysical surveys, trenching and diamond drilling, the latter focusing on the northeast trending structure that includes Handcamp. Induced polarization surveys, especially the chargeability measurements, are useful for detecting conductive minerals such as pyrite (iron sulfide) or chalcopyrite (copper-iron sulfide) disseminated in rocks below the surface.

Results of the induced polarization survey carried out on the exploration grid established in 2006 successfully traced the mineralized structure containing Handcamp along a length of approximately 1,200m (See “Figure 3”). Other induced polarization chargeability anomalies were detected parallel to that containing Handcamp, including one that coincides with elevated gold and copper concentrations in soil samples near the chain of small lakes on the west side of the exploration grid. On the southern portion of the surveyed area, the suspected mineralized zone on Handcamp appears to bifurcate, or split into two structures.

Trenches were completed on induced polarization targets along this suspected mineralized zone to verify the presence of mineralization. The trenches locally exposed mineralization that contained elevated gold, silver lead and zinc concentrations along a length of approximately 600 m with widths of up to 20 m. A chip sample across the main part of Handcamp showing returned a weighted average of 7.3 g/ton (ppm) gold over 8.5 m. A total of 1,640 m of diamond drilling in 12 drill holes was completed as part of the 2010 exploration program on Handcamp.

Eleven of the holes were located in three fences spaced at approximately 250 to 300m intervals, the central fence located near Handcamp. The 12th hole was located about 600m south of Handcamp and was drilled to test the southern extension of the induced polarization anomaly. All of the drill holes successfully intersected alteration and mineralization associated with Handcamp. Estimated true widths of the mineralized zone intersected vary from 15 to 50m. The structure was tested to a vertical depth of 185m, or approximately 135m below intersections completed during previous drilling by US Borax and Falconbridge along Handcamp. Anomalous values of gold, silver, lead and zinc were intersected in all of the holes.

We have completed line-cutting to further test the mineralization and during Phase II we intend to conduct soil sampling, geological mapping, prospecting, IP surveys and diamond drilling. However, we will not be able to conduct any follow up programs until we receive additional financing.

Figure 3: Handcamp IP anomalies and outline of gold-in-soil anomalies, pink areas show areas underlain by rocks that are highly chargeable i.e. probably contain elevated amounts of disseminated metallic minerals such as pyrite (iron sulfide) and/or chalcopyrite (copper-iron sulfide). The areas outlined in white/blue lines show areas that have elevated concentrations of gold in the soil. North is toward the top of the map parallel to the vertical lines.

Phase I Exploration Expenditures

Details of expenditures related to Phase I exploration aggregating approximately $391,022 are presented in Table II below.

Table II: Handcamp Property, Phase I Exploration: Expenditure Summary

Expenses incurred during Phase I exploration including IP, trenching and drilling on Handcamp in 2011 on mineral license 011745M.

Salaries and Related Costs		$80,813.22

Geophysics		$27,120.00

Onsite Facilities/Supplied Labor		$7,320.00

Geological and Related Consultants		$49,696.40

Trenching		$14,345.00

Drilling	$

Field Expenses		$130,627.93

Transportation		$19,906.39

Analytical		$7,314.92

		49,768.40

Compilation of Previous Data and Information		$4,110.00

Total Phase I Expenditures		$391,022.28

Phase II We have not yet began work on any other phase of our program The objectives of the next phase of exploration are: (i) to test for further extension of mineralization related to the Handcamp mineralized zone; (ii) to drill test other targets already identified in the area; and (iii) to potentially identify new targets as a result of geophysical, geological and geochemical surveys to be carried out on extensions of the existing grid. We have completed 73km of line-cutting in preparation for the commencement of Phase II, which will include soil sampling, geological mapping, prospecting, IP surveys and diamond drilling (See “Figure 4”). However, we have not yet begun Phase II pending receipt of sufficient financing.  Soil sampling is expected to be completed on the extended grid in an effort to locate exploration targets for follow-up exploration. An induced polarization survey will be completed as a priority along with follow-up prospecting and geological mapping on targets identified by the geophysical and geochemical surveys. Further trenching may be required in local areas to facilitate mapping. An enhanced drilling program (3,000m) is also planned that will include testing mineralization to the south where it appears to improve, as well as other targets identified from results of the geophysical and geochemical surveys already completed. It will also include holes to the north and west contingent on additional targets that may be identified by the induced polarization and soil geochemical surveys.

Further exploration beyond Phase II is contingent upon positive results from that phase. If warranted, a multi-phase exploration program will be carried out with the initiation of each new phase being contingent on positive results from the previous phase. Continued positive results from the multi-phase exploration program would lead ultimately to a third party pre-feasibility study and production decision.

Expenditures of approximately $4.4 million are anticipated to be required to complete Phase II and Phase III, where implementation of Phase III will be contingent on the success of Phase II. We believe that additional expenditures in the approximate aggregate amount of $6.5 million will be required in order to advance a mineral deposit or deposits on Handcamp, if any, to the stage of the completed pre-feasibility study referred to above. Should any of the exploration phases prove unsuccessful at Handcamp, any financing raised for the execution of the work could be redirected to other projects such as the other Properties we recently acquired.

5,462,000 mN
5,460,000 mN
5,458,000 mN
5,456,000 mN
566,000 mE
568,000 mE
L25N
L23N
L21N
L19N
L17N
L15N
L13N
L11N
L10N
L09N
L08N
L07N
L06N
L05N
L04N
L03N
L02N
L01N_B
L01N_A
L00
L01S_B
L01S_A
L02S
L03S_B
L03S_A
L04S_B
L04S_A
L05S
L06S
L07S
L08S
L09S
L10S
L11S
L12S
L13S_B
L13S_A
L15S
L17S
L19S_B
L19S_A
L21S
L23S
L25S
L27S
TL03W
TL14W
BL00
Induced Polarization (IP)
Anomalies
Previous Geophysical Survey
Kat Gold Corp.
HandCamp
Grid Expansion
Figure 4

Figure 4: Handcamp grid expansion

Other Properties

North Lucky, South Lucky and the Rusty Ridge properties are located in eastern Newfoundland on the Bonavista Peninsula. Collier’s is also located in eastern Newfoundland but is situated on the Avalon Peninsula. Our company’s economic interest in the November Properties is based on terrestrial sedimentary and volcanic rocks of the Avalon Zone, correlative to Africa, hosting sedimentary-hosted stratiform copper (SSC) or volcanic red bed copper (VRC) mineralization with the exception of Rusty Ridge, which has iron-oxide- copper-gold (IOCG) potential.

Rusty Ridge Property

Our company’s interest in the Rusty Ridge property centers upon Iron-Oxide-Copper-Gold (IOCG) potential. The primary target is an interpreted mineralized deep-seated gravity/magnetic body hosted by a plutonic entity intruding volcanic rocks. KATX undertook a technical review and a proposal for a diamond drilling program for implementation in 2010. The Rusty Ridge property is approximately 2,100 hectares in size, situated on Crown land in proximity to the community of Bunyan’s Cove, Bonavista Peninsula. Mineral Exploration License Nos. 015991M, 016773M and 018404M, aggregating 155 claims, are all in good standing.

Collier’s Property

The targeted exploration of this Property is volcanic red bed copper (“VRC”) similar to deposits found in Michigan. The Collier’s Property is approximately 500 hectares in size and is situated on Crown land in proximity to the communities of Collier’s and Conception Harbour, Avalon Peninsula. Mineral Exploration License No. 011706M, aggregating 20 claims, is in good standing. We believe that the Collier’s Property has been unexplored for at least 150 years. Our parent company staked the property in 2006 for its VRC potential associated with chalcopyrite, bornite and malachite mineralization located in a 27 meter deep shaft sunk in the 1850’s.

North Lucky Property

The targeted exploration of this Property is sediment-hosted stratiform copper, which is similar to the Zambian Copper Belt, Africa. The North Lucky Property is approximately 1,225 hectares in size and is situated on Crown land, south of the community of Upper Amherst Cove. Mineral Exploration License No. 016909M, aggregating 49 claims, is in good standing.

South Lucky Property

The targeted exploration of this Property is also sediment-hosted stratiform copper. The South Lucky Property is approximately 150 hectares in size and is situated on Crown land, 10 km southwest of the North Lucky property, north of the community of Port Rexton, Bonavista Peninsula. Mineral Exploration License No. 015995M, aggregating 6 claims, is in good standing.

Quality Assurance/Quality Control.

All of the work completed during the exploration by our parent company and ourselves during 2011 was supervised by a professionally qualified on-site geologist unless stated otherwise. The geologist was present during all of the trenching and related interval chip and channel sampling. The drill core was logged in a secure facility in South Brook. All samples were submitted to Eastern Analytical Ltd where they were analyzed by Fire Assay for gold and for various other elements by 11 and 30 element ICP. Every 20th sample pulp (30 samples) and a suite of 10 samples that returned high gold analysis were obtained from Eastern and sent to Accurassay Ltd. in Gambo, Newfoundland, a different company, as a check on the results to conform to QA/QC protocols consistent with NI 43-101. Work was completed in 2011 under the supervision of Jim Weick and Wayne Pickett, both qualified professional geologists (P.Geo.) registered with the Professional Engineers and Geoscientists of Newfoundland and Labrador (PEG-NL).

Glossary of Certain Terms

Felsic rock

High content of silicon, with predominance of quartz, alkali feldspar and/or feldspathoids: the felsic minerals; these rocks (e.g., granite, rhyolite) are usually light colored, and have low density.

Mafic rock

Lesser content of silicon relative to felsic rocks, with predominance of mafic minerals pyroxenes, olivines and calcic plagioclase; these rocks (e.g., basalt and gabbro) are usually dark colored, and have a higher density than felsic rocks.

Tuff

A rock composed of compacted volcanic ash varying in size from fine sand to coarse gravel; at Handcamp the tuffs were probably deposited subaqueously.

Chlorite

A generally green or black secondary mineral (Mg, Fe, Al) 6(Si, Al) 4O10 (OH) 8, often formed by metamorphic or hydrothermal alteration of primary dark rock minerals, resembles mica.

Chloritization

The introduction of, production of, replacement by, or conversion into chlorite.

Silicification

To become converted into or impregnated with silica.

Induced polarization (IP)

Induced polarization (IP) is a geophysical imaging technique used to identify subsurface materials, such as disseminated conductive minerals like pyrite (iron sulfide). The method is similar to electrical resistivity tomography, in that an electric current is induced into the subsurface through two electrodes, and voltage is monitored through two other electrodes.

Time domain IP methods measure the voltage decay or chargeability over a specified time interval after the induced voltage is removed. The integrated voltage is used as the measurement.

Frequency domain IP methods use alternating currents (“AC”) to induce electric charges in the subsurface, and the apparent resistivity is measured at different AC frequencies.

Electromagnetic survey (“EM”)

Measurement of the apparent resistivity of the sub-surface by recording the response of a secondary electrical field induced by the pulsing of a current through a fixed or mobile loop. Used in mineral exploration to detect conductive materials such as massive sulfides, graphite-rich rocks are also detected by EM surveys.

Magnetic survey

When carrying out a magnetic survey, airborne or ground magnetometers are used to search for magnetic anomalies in the Earth’s magnetic field. The anomalies are an indication of concentrations of magnetic minerals such as magnetite, pyrrhotite and ilmenite in the Earth’s crust. The survey is useful in differentiating different rocks types that have different concentrations of magnetic minerals as well as detecting concentrations of magnetic minerals such as pyrrhotite (iron sulfide) that may be associated with other minerals of economic interest such as chalcopyrite (copper iron sulfide), sphalerite (zinc sulfide) and/or galena (lead sulfide).

Mineral Rights Acquisition - Province of Newfoundland and Labrador

General

Acquisition of mineral rights in the Province is done by online map staking through its Mineral Rights Administration System, known as MIRIAD. In order to stake claims, one must be at least 19 years of age or a corporation, and must be registered with the Mineral Claims Recorders Office. A prospector’s license is not required to stake claims or conduct mineral exploration in the Province. Our parent company staked an aggregate of 149 claims to Handcamp. These claims, which form a part of four separate exploration licenses, constitute exclusive legal rights to explore for minerals on Handcamp and were conveyed by our parent company to us pursuant to the acquisition agreement. If we discover a mineral deposit on Handcamp, we would be entitled to convert the license into a mining lease; we presently intend to convert any applicable licenses into leases if and when we discover any such deposits. However, no such conversion is permitted until a deposit is discovered. The licenses are issued for a minimum of five years. However, we cannot assure you that a mineral deposit will ever be discovered on Handcamp.

Land Tenure

A mineral license gives the licensee the exclusive right to explore for minerals in, on or under the area of land described in the license. A mineral exploration license is issued for a five-year term and may be renewed and held for a maximum of twenty years, provided the required annual assessment work is completed, reported and accepted by the Department of Natural Resources of the Province, and the renewal fees area paid. A license holder has the right to convert any part of the mineral license to a mining lease provided all provisions of Section 31 of the Mineral Act of the Province are met.

Fees

The cost to stake a claim is $60: this includes a $10/claim recording fee and a $50/claim security deposit. The security deposit is refundable upon submission and acceptance of the first-year’s assessment report. The required annual assessment work increases from year to year as outlined below:

Year	Dollar amount per claim
First	$200
Second	$250
Third	$300
Fourth	$350
Fifth	$400
Sixth through Tenth inclusive	$600
Eleventh through Fifteenth inclusive	$900
Sixteenth through Twentieth inclusive	$1,200

Renewal Fees
Fifth Year	$25
Tenth Year	$50
Fifteenth Year	$100

Business Strategy

Our business strategy includes attempting to stake, explore and develop new properties in geologically promising areas and to continue making acquisitions of select properties that have been identified as economically attractive, technically and geologically sound and have significant upside potential.

We intend to build our business through the exploration and development of the existing Handcamp property as well as our North Lucky, South Lucky and Rusty Ridge properties. Our strategy is to diversify our revenue sources by combining the secure and reliable revenue source of producing gold properties with the potential of gold exploration projects. However, we will not be able to implement our strategy without additional financing. We plan to explore and stake new gold properties, acquire development stage gold exploration properties, carry out exploration programs on the acquired properties, and develop any viable gold producing properties we discover, acquire and are able to pursue, assuming that we are able to raise the requisite financing for such activities.

Our search for producing gold properties has been directed towards small and medium-sized gold companies and properties. For purposes of our initial acquisitions, if any, we are seeking lower risk property interests. In building our portfolio of gold properties, we intend, subject to obtaining the requisite financing, to explore and stake new gold properties, acquire active gold producing properties as well as development stage gold properties. As we continue to develop our portfolio of interests, we will search for properties that have the following qualities:

•

At least developmental drilling exploration potential in proven producing areas and highly promising areas;

•

Significant additional production capacity in existing gold producing properties;

•

Further developmental potential; and

•

Those where we will have the ability to assume operatorship of existing gold producing properties.

Our ultimate objective is to sell any mineral properties that we have been able to develop to a major mining company, or to enter into joint ventures with it. We expect that such a company, should the opportunity arise, will in all likelihood make the decision whether to enter into a joint venture or to purchase a property in its discretion.

Our management hopes to develop relationships with certain major mining companies that could assist us in implementing our business plan; however, we cannot assure you that any such relationships will ever materialize. Management expects that the price of each property will be determined by the anticipated amount and value of minerals it contains. If our management is able to acquire a pool of gold assets, we expect that we would attempt to sell them to a major mining company that would then bring Handcamp into production.

We believe that the stage at which the interest of a major mining company is likely to be elicited is very subjective and subject to numerous facts and circumstances that we cannot presently predict with any significant confidence. However, we do believe that such companies have in the past become interested in a mining property based solely on the discovery of one promising drill hole having, in the opinion of such mining company, significant potential to contain substantial economic value.

Irrespective of any interest shown by such a company, if any, we do not anticipate that our own activities will extend beyond conducting a preliminary feasibility study, where such study is defined as having (i) established that a particular mining project appears viable, and (ii) concluded that an effective method of mineral processing can be adopted and is reasonably likely, in the reasonable opinion of a qualified person, to lead to the determination that all or a part of the mineral resource can be classified as a mineral reserve.

The Business of our Parent Company

The business of our parent company is very similar to our own. Our parent company conducts virtually identical operations as we do.

Seasonal Access

The exploration for and development of gold properties in Canada depends on access to areas where exploration and operations are to be conducted. Seasonal weather variations, including frost and snow, affect access in certain areas. Accordingly, seasonal variations in weather patterns affect the ability to explore and access certain properties during certain times of the year.

Seasonality has limited effect on our operations in Ghana.

Markets

We are currently in the exploration stage and have not generated revenues. We are not producing gold, nor do we have any customers. The availability of a ready market and the prices obtained for gold produced depend on many factors, including the extent of domestic production and imports of gold, the proximity and capacity of other gold properties, fluctuating demand for gold, the marketing of competitive metals, and the effects of governmental regulation on production and sales.

Competition

The strength of commodity prices has resulted in significantly increased industry operating cash flows and has led to increased exploration activity. This strength has increased competition for undeveloped lands, skilled personnel, access to drilling and other equipment, and access to processing and gathering facilities, all of which may cause drilling and operating costs to increase. Virtually all of our competitors are larger than we are and have substantially greater financial and marketing resources. In addition, virtually all of our competitors may be able to secure products and services from vendors on more favorable terms.

Government Regulation

Our operations will be subject to various types of regulation at the Canadian and United States federal, state, provincial and local levels, as well as regulations in Ghana. Such regulation includes: (i) requiring permits for drilling; (ii) implementing environmental impact practices; (iii) submitting notification and receiving permits relating to the presence, use and release of certain materials incidental to exploration and production operations; and (iv) regulating the location of exploration, the method of exploration, the use, transportation, storage and disposal of fluids and materials used in connection with exploration and production activities, surface usage and the restoration of properties upon which exploration and production occur and the transporting of production.

Our operations, if any, will also be subject to various conservation matters, including the regulation of the location, size and production rate of gold properties. The effect of these regulations may limit the rate at which gold may be extracted from certain properties and the areas which we may access at one time.

Operations on properties in which we have or may acquire an interest are subject to extensive Ghanaian, Canadian and United States federal, provincial, state and local environmental laws that regulate the discharge or disposal of materials or substances into the environment, restoration of properties and otherwise are intended to protect the environment. Numerous governmental agencies issue rules and regulations to implement and enforce such laws, which are often difficult and costly to comply with and which carry substantial administrative, civil and criminal penalties and in some cases injunctive relief for failure to comply.

Some laws, rules and regulations relating to the protection of the environment may, in certain circumstances, impose “strict liability” for environmental contamination. These laws render a person or company liable for environmental and natural resource damages, cleanup costs and restoration costs. Other laws, rules and regulations may require the rate of gold production to be below the economically optimal rate or may even prohibit exploration or production activities in environmentally sensitive areas. In addition, provincial and state laws often require some form of remedial action, such as closure of inactive pits and restorative measures.

We have received and are in possession of all the licenses, grants and other governmental approvals required for us to operate our business. Our cost of obtaining such governmental approvals is immaterial at the present time.

Employees

We currently have 6 employees, consisting of two geologists, two secretaries and two prospectors in addition to the individuals acting as officers as set forth hereinafter. None of such individuals is covered by a collective bargaining agreement or employment agreement. We have not experienced a strike or other adverse work stoppage due to organized labor.

Property

Our principal executive offices are located at 1149 Topsail Road, in the City of Mount Pearl, in the Province of Newfoundland and Labrador, Canada, A1N 5G2.  In 2010 we acquired 100% of the mineral rights in and to “Handcamp,” a gold property located in the Province of Newfoundland and Labrador, Canada.  Our telephone number is (709) 368-9223. North Lucky, South Lucky and the Rusty Ridge properties are located in eastern Newfoundland on the Bonavista Peninsula. Collier’s is also located in eastern Newfoundland but is situated on the Avalon Peninsula.   The Ekom Eya property is located in the Bibiani Gold Belt of Ghana.

Legal Proceedings

From time to time we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of business.  We are not currently involved in legal proceedings that we believe could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The names of our officers and directors as of the date hereof, as well as certain information about them, are set forth below. Unless otherwise noted, all our offers and directors were appointed on September 10, 2010.

Name	Age	Position(s)
Kenneth Stead	56	President, Chief Executive Officer and Director
Timothy R. Stead	43	Chief Operating Officer and Director
Thomas Brookes	69	Vice President and Managing Director of the Ekom Eya Mine Division and Director
Matthew Sullivan	39	Assistant Vice President of the Ekom Eya Mine Division, Chief Financial Officer and Director

Kenneth Stead

Mr. Stead is a co-founder of Kat Exploration, our parent company, and has been its president since its incorporation in December of 2005. Mr. Stead worked directly in the mining industry from the early to late 70’s, where he first started with the Iron Ore Company of Canada and worked for Noranda at its Nanasivik mine in Stratacona Sound, northern Baffin Island. In the early 1980’s, Mr. Stead worked in the oil fields of Alberta, afterwards returning to Newfoundland where he set up his own construction company from 1985 to 1995.  In 1997, Mr. Stead became a co-founder of Cornerstone Resources Inc., a junior mining company now trading on the TSX-V (CGP) until he resigned in 2004.  Mr. Stead devotes approximately 30 hours per week to our parent company as well as to other professional pursuits and 20 hours per week to our company.

Mr. Stead brings to the Board significant operational experience in the mining industry.  His prior business experience, along with his tenure at our company, gives him a broad and extensive understanding of our operations and the proper role and function of the board of directors.  In addition, his background allows him to bring to the board of directors extensive knowledge about our industry.

Timothy R. Stead

Mr. Stead is a co-founder of our parent company and has been its vice president of field operations since inception. Mr. Stead completed a prospector’s training course in 2000, a time when working in the field for Cornerstone Resources Inc. He has years of experience in working with sediment-hosted copper on the eastern portion of the province of Newfoundland. Mr. Stead has acquired experience and knowledge of massive sulfide deposits as well as gold, and is presently overseeing a work program on one of our parent company’s gold properties.  As the Vice President of Field Operations of our parent company in addition to his above referenced capacity with our company, Mr. Stead devotes approximately 35 hours per week to our parent company as well as to other professional pursuits and 20 hours per week to our company.

Mr. Stead brings to the Board significant operational experience in the mining industry.  His prior business experience, along with his tenure at our company, gives him a broad and extensive understanding of our operations and the proper role and function of the board of directors.  In addition, his background allows him to bring to the board of directors extensive knowledge about our industry.

Thomas Brookes

Mr. Brookes was appointed to his current positions on April 18, 2012.  Mr. Brookes has been involved in the exploration and extraction of natural resources for more than thirty years. His past experience ranges from drilling for oil and natural gas in the Canadian High Arctic to many years prospecting for gold in Northwest British Columbia and the Yukon Territory. Prior to its acquisition by the Company, since June of 2011 Mr. Brookes was the Chief Executive Officer of Global Gold, a mining exploration company that secured the operating rights to the Ekom Eya mining concession. From January 2000 through the present, Mr. Brookes has also served as the Chief Executive Officer of Virgin Gold, Inc., a business offering contracting and drilling services based in Inuvik, NWT.

Mr. Brookes brings to the Board significant operational experience in the mining industry.  His prior business experience, along with his tenure at our company, gives him a broad and extensive understanding of our operations and the proper role and function of the board of directors.  In addition, his background allows him to bring to the board of directors extensive knowledge about our industry.

Matthew Sullivan

Mr. Sullivan was appointed to his current positions on April 18, 2012, except that he became our Chief Financial Officer on May 4, 2012.  Mr. Sullivan has worked with a wide variety of well-established ventures and early stage companies in strategic and business operations with a focus on venture capital and business analysis. Mr. Sullivan was the Chief Financial Officer of Global Gold since June 2011 prior to being acquired by the Company. He has also been the principal of Sullivan & Associates Ltd., a financial consulting firm, since January 2000, and the Chief Operating Officer of Asana International, a global consumer health products company, since October 2011.  From May 2007 through February 2012, Mr. Sullivan owned Vandenblumes Cleaning Ltd. and Whiterock Cleaning Inc., two businesses that offer residential and commercial cleaning services throughout Metro Vancouver.

Mr. Sullivan brings to the Board significant operational experience in the mining industry.  His prior business experience, along with his tenure at our company, gives him a broad and extensive understanding of our operations and the proper role and function of the board of directors.  In addition, his background allows him to bring to the board of directors extensive knowledge about our industry.

All of our directors hold their positions on the Board until our next annual meeting of stockholders and until their successors have been qualified after being elected or appointed. Officers serve at the discretion of the Board.

Family Relationships

Messrs. Kenneth Stead and Timothy Stead are brothers; other than the foregoing, there are no family relationships among the members of board of directors or management. There is no arrangement or understanding between or among our executive officers and directors pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the current members of the board of directors.

Involvement in Certain Legal Proceedings

Except as set forth herein, to our best knowledge, no officer, director or 5% or greater stockholder of our company has, during the last ten years: (i) been convicted in or is currently subject to a pending a criminal proceeding; (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) has any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto. To our knowledge, no director, officer or other affiliate of our company, and no record or beneficial owner of more than five percent (5%) of our securities, or any associate of any such director, officer or other affiliate or security holder is a party adverse to us or has a material interest adverse to us in reference to pending litigation.

Election of Directors and Officers

Holders of shares of our common stock are entitled to one (1) vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. Cumulative voting with respect to the election of directors is not permitted.

Our directors are elected at the annual meeting of the stockholders or at a special meeting called for that purpose. Each director shall hold office until the next annual meeting of stockholders or until the director’s successor is elected and qualified. If a vacancy occurs on the our board of directors, including a vacancy resulting from an increase in the number of directors, then the stockholders may fill the vacancy at the next annual meeting or at a special meeting called for the purpose, or our board of directors may fill such vacancy.

The Purchase Agreement whereby we acquired Global Gold provides that each of Kenneth Stead, Timothy Stead, Thomas Brookes and Matthew Sullivan will vote their shares of stock of the Company in favor of each other  as directors so long as the parties maintain an ownership interest of at least five percent (5%) of our outstanding common stock and until the earlier of (i) eighteen (18) months from October 18, 2013 if we have not received revenues of at least One Million Dollars ($1,000,000) from the production of the Ekom Eya property by then; or (ii) April 18, 2015.

Board Committees

Our board of directors has no separate committees; however, we intend to establish an audit committee in the future. Our board of directors acts as our compensation committee. We are not a “listed company” under SEC rules and we are, therefore, not required to have a compensation committee comprised of independent directors.

Director Independence

Our board of directors has determined that none of our directors is independent as defined under the rules of the NYSE Amex Equities Company Guide (although our shares of common stock are not listed on the NYSE Amex or any other national securities exchange).

Audit Committee Financial Expert

We have not made a determination as to whether any of our directors would qualify as an audit committee financial expert.

Code of Ethics

KAT Gold Holdings Corp. has adopted a Code of Ethics applicable to its principal executive officer, principal financial officer, principal accounting officer and controller.

Stock Option Plans

We have not adopted any stock option plans for our executives.

Compensation of Directors

We have not paid the members our board of directors any compensation for serving as one of our directors. Our board of directors may in the future, and in its sole discretion, determine to award its members cash, stock or other forms of consideration for their services to our company but to date has not done so.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company’s common stock.  Such officers, directors and persons are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms that they file with the SEC.

Based solely on a review of the copies of such forms that were received by the company, or written representations from certain reporting persons that no Form 5s were required for those persons, the company is not aware of any failures to file reports or report transactions in a timely manner during the company’s fiscal year ended December 31, 2011.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid to our executive officers during the twelve month periods ended December 31, 2011 and 2010:

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)

Kenneth Stead (President and CEO)	2011	0	0	0	0
	2010	0	0	0	0

Timothy Stead (Vice President, Field Operations)	2011	0	0	0	0
	2010	0	0	0	0

David Barnes (Chief Financial Officer)*	2011	0	0	0	0
	2010	3,188	0	0	3,188

*Mr. Barnes resigned as Chief Financial Officer as of April 12, 2012.

Securities Authorized for Issuance under Equity Compensation Plans

We do not presently have an equity compensation plan in place for our executives.

Employment Agreements

We have not entered into employment agreements with our executive officers.

Outstanding Equity Awards at Fiscal Year-End

None.

Employment Agreements

Kenneth Stead. On April 18, 2012, the Company entered into a three-year employment agreement with Kenneth Stead, our Chief Executive Officer and President (the “Kenneth Stead Agreement”).  Pursuant to the Kenneth Stead Agreement, Mr. Stead will be entitled to an annual base salary of Two Hundred Forty Thousand Dollars ($240,000) and will be eligible for discretionary performance and transactional bonus payments.  Additionally, Mr. Stead will be issued a sign-on bonus of four million five hundred thousand (4,500,000) shares of our common stock and was issued a bonus of one million five hundred thousand (1,500,000) shares of the Company's Series A convertible preferred stock upon the closing of the Global Gold transaction.  Mr. Stead will also be eligible for a bonus of Fifty Thousand Dollars ($50,000) for each One Million Dollars ($1,000,000) in net profits that the Company receives from the production of the Ekom Eya mine in Ghana.  The Kenneth Stead Agreement also includes confidentiality obligations and inventions assignments by Mr. Stead.

Timothy Stead.  Effective April 18, 2012, Timothy Stead was appointed Chief Operating Officer of the Company.  In connection with his appointment, Mr. Stead entered into a three-year employment agreement with the Company (the “Timothy Stead Agreement”). Pursuant to the Timothy Stead Agreement, Mr. Stead will be entitled to an annual base salary of One Hundred Forty-Four Thousand Dollars ($144,000) and will be eligible for discretionary performance and transactional bonus payments. Mr. Stead was issued a bonus of six hundred twenty thousand (620,000) shares of the Company's Series A convertible preferred stock upon the closing of the Global Gold transaction. Mr. Stead will also be eligible for a bonus of Fifty Thousand Dollars ($50,000) for each One Million Dollars ($1,000,000) in net profits that the Company receives from the production of the Ekom Eya mine in Ghana.  The Timothy Stead Agreement also includes confidentiality obligations and inventions assignments by Mr. Stead.

Thomas Brookes.  In accordance with the terms of the Purchase Agreement, the Company entered into a three-year employment agreement with Mr. Brookes (the “Brookes Agreement”).  Pursuant to the Brookes Agreement, Mr. Brookes will be entitled to an annual base salary of Two Hundred Forty Thousand Dollars ($240,000) and will be eligible for discretionary performance and transactional bonus payments.  Mr. Brookes will also be entitled to receive as a bonus 10,000,000 shares of our common stock (subject to adjustment for stock splits and stock dividends) which shall be issued upon the Company’s receipt of at least One Million Dollars ($1,000,000) in revenues from the production of the Ekom Eya mine in Ghana.  Mr. Brookes will also be eligible for a bonus of Fifty Thousand Dollars ($50,000) for each One Million Dollars ($1,000,000) in net profits that the Company receives from the production of the Ekom Eya mine in Ghana.  The Brookes Agreement also includes confidentiality obligations and inventions assignments by Mr. Brookes.

Matthew Sullivan.  In accordance with the terms of the Purchase Agreement, the Company entered into a three-year employment agreement with Mr. Sullivan (the “Sullivan Agreement”).  Pursuant to the Sullivan Agreement, Mr. Sullivan will be entitled to an annual base salary of One Hundred Forty-Four Thousand Dollars ($144,000) and will be eligible for discretionary performance and transactional bonus payments.  Mr. Sullivan will also be entitled to receive as a bonus 5,000,000 shares of our common stock (subject to adjustment for stock splits and stock dividends) which shall be issued upon the Company’s receipt of at least One Million Dollars ($1,000,000) in revenues from the production of the Ekom Eya mine in Ghana.  Mr. Sullivan will also be eligible for a bonus of Fifty Thousand Dollars ($50,000) for each One Million Dollars ($1,000,000) in net profits that the Company receives from the production of the Ekom Eya mine in Ghana. The Sullivan Agreement also includes confidentiality obligations and inventions assignments by Mr. Sullivan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially based on 464,477,833 issued and outstanding shares of common stock as of August 23, 2012 by: (i) each of our directors; (ii) each of our named executive officers; and (iii) each person or group known by us to beneficially own more than 5% of our outstanding shares of common stock.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Other than as described in the notes to the table, we believe that all persons named in the table have sole voting and investment power with respect to shares beneficially owned by them. All share ownership figures include shares issuable upon exercise of options or warrants exercisable within 60 days of August 23, 2012, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.  Unless otherwise indicated below, beneficial ownership is calculated based on the 464,477,833 shares of common stock issued and outstanding as of the date hereof.

Name and address	Shares of Common Stock	Percent of Common Stock	Shares of Preferred Stock	Percent of Preferred Stock	Percent of All Capital Stock (1)
Directors and Named Executive Officers (2):
Kenneth Stead (3)	302,764,000	65.2%	37,500,000	70.8%	65.8%
Timothy Stead (4)	0	- - -	15,500,000	29.2%	2.9%
Thomas Brookes (5)	100,143,541	21.6%	0	- - -	19.4%
Matthew Sullivan (6)	18,119,617	3.9%	0	- - -	3.5%
All Officers and Directors as a Group	421,027,158	90.6%	53,000,000	100%	91.6%

5% or Greater Beneficial Owners
Kat Exploration, Inc. (3) 1149 Topsail Rd., Mount Pearl Newfoundland, A1N 5G2	296,000,000	63.7%	0	- - -	57.2%

(1)

Includes the voting power of the 2,120,000 shares of Series A Preferred Stock issued and outstanding, which in the aggregate carry the voting power of 53,000,000 shares of our common stock.  If all such shares of Series A Preferred Stock were converted into common stock, we would have 517,477,833 shares of common stock issued and outstanding.

(2)

The address for each of the officers and directors is c/o Kat Gold Holdings Corp., 1149 Topsail Rd., Mount Pearl, Newfoundland, A1N 5G2, Canada.

(3)

Kenneth Stead is the control person of Kat Exploration, our parent company, and may as such be deemed to beneficially own the 296,000,000 shares of our common stock owned by our parent company.  Mr. Stead, however, disclaims beneficial ownership of all such shares.  Mr. Stead owns 1,500,000 shares of Series A Preferred Stock, each of which carries the voting power of 25 shares of our common stock.  As a result, the table shows the beneficial owner’s actual voting power afforded by his beneficial ownership of the preferred stock, i.e., 37,500,000 shares of our common stock.  Pursuant to the Purchase Agreement, Kenneth Stead was granted an irrevocable proxy to vote all the shares of our capital stock held by Timothy Stead.

(4)

Timothy Stead owns 620,000 shares of Series A Preferred Stock, each of which carries the voting power of 25 shares of our common stock.  As a result, the table shows the beneficial owner’s actual voting power afforded by his beneficial ownership of the preferred stock, i.e., 15,500,000 shares of our common stock.  Pursuant to the Purchase Agreement, Kenneth Stead was granted an irrevocable proxy to vote all the shares of our capital stock held by Timothy Stead.

(5)

Pursuant to the Purchase Agreement, Thomas Brookes was granted an irrevocable proxy to vote all the shares of our capital stock held by Matthew Sullivan.

(6)

Pursuant to the Purchase Agreement, Thomas Brookes was granted an irrevocable proxy to vote all the shares of our capital stock held by Matthew Sullivan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of Control of our Company

On April 28, 2010, Kenneth Stead, our president and chief executive officer, acquired 2,043,333 shares of our common stock from Ronald A. Davis and Ronald G. Brigham for an aggregate purchase price of $275,272.  Simultaneously therewith, Mr. Stead purchased an additional 220,667 shares of our common stock from eleven other former stockholders of our company.  Consequently, Mr. Stead paid an aggregate purchase price of $305,000 for 2,264,000 shares of our common stock, which constituted approximately 85.6% of all shares of our common stock then issued and outstanding.  The foregoing share acquisition resulted in a change in control of our company.

Acquisition of Handcamp and the November Properties

On June 4, 2010, pursuant to an acquisition agreement by and between our company and our parent company, we acquired 100% of the mineral rights that our parent company then held in and to Handcamp in exchange for 161,000,000 shares of our common stocks.  As a result of the issuance of these shares, our parent company owns approximately 98% of the shares of our common stock and Kenneth Stead, a controlling stockholder of our parent company, beneficially owns approximately 99% of the shares of our common stock.

On November 10, 2011, in a related transaction with our parent company Kat Exploration, Inc., our parent company, issued 74,074,014 shares of its common stock to an individual in connection with the terms of a securities purchase agreement.  The agreement that provided for the above transaction involved certain milestones, including that the registration statement of which this prospectus forms a part must have been declared effective by the SEC on or before October 31, 2012.  In the event that the registration statement of which this prospectus forms a part has not been declared effective by such date, Kat Exploration must transfer 23,000,000 of our shares of common stock to the purchaser.

On November 25, 2011, pursuant to a purchase agreement between our company and our parent company Kat Exploration, Inc., we acquired 100% of the mineral rights that KATX then held in and to the November Properties in exchange for 135,000,000 shares of our common stock.  This transaction had no material effect on our parent company’s percentage ownership of our company.

Acquisition of Global Gold

On April 18, 2012, we executed a Securities Purchase Agreement (the “Purchase Agreement”) with Global Gold Incorporated, a corporation organized under the laws of the Province of British Columbia (“Global Gold”), and the shareholders of Global Gold (the “Sellers”), pursuant to which we acquired all of the issued and outstanding shares of the capital stock of Global Gold.  The consideration that we paid (the “Purchase Price”) to the Sellers was an aggregate of one hundred sixty-one million (161,000,000) shares of our common stock, of which one hundred eighteen million, two hundred sixty-three thousand, one hundred fifty-eight (118,263,158) such shares payable to Thomas Brookes and Matthew Sullivan, the principals of Global Gold, were placed in escrow and will be released in accordance with the terms of an escrow agreement.

Capital Contribution

We have very low cash balances as of the date of this prospectus. Our principal source of funds has been cash supplied by our parent company, which has contributed an aggregate of $971,436 through June 30, 2012.

Other than the foregoing transaction, none of the directors or executive officers of our company, nor any person who owned of record or was known to own beneficially more than 5% of our company’s outstanding shares of its common stock, nor any associate or affiliate of such persons or companies, has any material interest, direct or indirect, in any transaction that has occurred during the past fiscal year, or in any proposed transaction, which has materially affected or will affect the company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended as a review of significant factors affecting our financial condition and results of operations for the periods indicated.  The discussion should be read in conjunction with our consolidated financial statements and the notes presented herein. In addition to historical information, the following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors discussed herein and any other periodic reports filed and to be filed with the Securities and Exchange Commission.

Forward-looking Statements

We and our representatives may from time to time make written or oral statements that are “forward-looking,” including statements contained in this prospectus and other filings with the SEC, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “project,” “forecast,” “may,” “should,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update or revise any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.  Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to, uncertainties associated with the following:

•

Inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement our business plans;

•

Our failure to earn revenues or profits;

•

Inadequate capital to continue business;

•

Volatility or decline of our stock price;

•

Potential fluctuation in quarterly results;

•

Rapid and significant changes in markets;

•

Litigation with or legal claims and allegations by outside parties; and

•

Insufficient revenues to cover operating costs.

The following discussion should be read in conjunction with the financial statements and the notes thereto which are included in this prospectus.  This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ substantially from those anticipated in any forward-looking statements included in this discussion as a result of various factors.

Overview

We were incorporated in the State of Nevada on June 6, 2007.  On June 4, 2010, we acquired, in a transaction with our parent company Kat Exploration, Inc. (“Kat Exploration”), 100% of the mineral rights that Kat Exploration then held in and to Handcamp, a gold property (“ Handcamp”) in exchange for 161,000,000 shares of our common stock.  Following our acquisition of these mineral rights, we changed our business model to that of a mineral acquisition, exploration and development company focused primarily on gold properties.  On August 26, 2010, our name was changed to Kat Gold Holdings Corp.

On November 25, 2011, pursuant to a purchase agreement between our company and Kat Exploration, Inc., we acquired 100% of the mineral rights that Kat Exploration then held in and to the mineral properties Rusty Ridge, Collier’s, North Lucky and South Lucky (each a “November Property” and collectively, the “November Properties”) located in the Province of Newfoundland and Labrador, Canada from Kat Exploration in exchange for 135,000,000 shares of our common stock.

On April 18, 2012, we acquired 100% of Global Gold Incorporated (“Global Gold”), a company that has the rights to operate the Ekom Eya gold deposit in Ghana (“Ekom Eya”), in exchange for 161,000,000 shares of our common stock.  The Ekom Eya project has a minimum estimated resource of 300,000 oz, with intersections between 2m-8m grading up to 24 grams per ton. A waste dump containing a minimum of 30,000 tons grading up to 9.76 grams per ton along with a yet to be quantified tailings area which holds significant reserves of mine tailings with random sampling results exceeding 21 grams per ton. Our present priority is to establish gold production at the Ekom Eya mining site, which is expected to contribute substantially to the company's near-term growth.

As of the date of this prospectus, we have generated no revenues but we have incurred expenses related to the drilling and exploration of Handcamp and the November Properties as well as certain preliminary work on Ekom Eya (collectively, the “Properties”).

We have no material income and/or assets other than the Properties and have cumulative losses since inception through June 30, 2012 of approximately $132,527,681.  We are a natural resources exploration stage company, formed for the purpose of exploring and discovering mineral properties.  We are currently focused on the mining and resources sector and intend to attempt, subject to, among other factors, obtaining substantial financing, to continue to increase our holdings of gold and other precious metals and to begin processing the tailings and waste dump located at the Ekom Eya.  Our principal objective is to attempt to locate, mine and sell mineral properties and to take advantage of the increased value of precious metals, and in so doing to become an efficient and profitable, precious metals exploration and mining company.  We may also seek to enter into joint ventures with certain major mining companies rather than selling properties.  In pursuing this goal, we currently intend to concentrate any funds we are able in the future to obtain, if any, to explore areas that we believe will have mineral resources.  Our current plan is to attempt to move forward to the next stage of production on the Ekom Eya and, if we are able to raise further financing beyond the $7,300,000 discussed below, to pursue in-depth exploration of the other Properties, which consists of ground geophysics, trenching and drilling.

Plan of Operations

Our strategy is a combination of processing the waste dump and tailings on the Ekom Eya Project, to eventually further develop Handcamp and the November Properties, and to stake, explore and develop new properties in geologically promising areas and to continue making acquisitions of select properties that have been identified as economically attractive, technically and geologically sound and have significant upside potential.

We intend to build our business by beginning production on Ekom Eya and to continue exploration and development of the other Properties.  We may in the future seek to acquire, explore, stake and develop other gold properties and acquire producing gold properties. We plan to diversify our revenue sources, once any are established, by combining the secure and reliable revenue source of producing gold properties with the potential of gold exploration projects.  In addition, we plan to explore and stake new gold properties, acquire development stage gold exploration properties, carry out exploration programs on the acquired properties, and develop any viable gold producing properties that we discover, acquire and are able to pursue, assuming that we are able to raise the requisite financing for such activities.  We committed to examining all promising and viable properties that come to its attention with a particular interest in African and North American properties.

In order to begin processing the tailings and waste dump, we have several possible operational approaches – each requiring varying capital and equipment costs.  The primary approach will involve seeking to raise approximately $7,300,000 in financing (of which approximately $4,700,000 would be dedicated to equipment costs).  This will allow high volume processing at Ekom Eya. Alternatively, we can begin work on a limited scale with as little as $250,000 in equipment.   This approach will involve purchasing several excavators and trucks, and have the ore transported to a third party site for processing.  The waste dump is estimated to contain 30,000 tons with reported grades up to 9.76 grams per ton and a tailings area estimated to contain 60,000 tons with sampling results as high as 21.2 grams per ton.  It is anticipated that if $7,300,000 is raised, there will be sufficient capital for us to generate positive cash flow from the Ekom Eya operations.  In the absence of raising funds in that amount, we will continue to do what preliminary work we can on Ekom Eya in anticipation of financing.

We operate with virtually no capital. We are presently attempting to raise sufficient funds to enter into production of the Ekom Eya Project’s tailings and waste dump and fund further exploration.  We cannot assure you that we will be able to put the Ekom Eya project into production or to further develop the other Properties.

Our ultimate objective is to implement production, sell any mineral properties that we have been able to develop to a major mining company, or to enter into joint ventures with it.  We expect that such a company, should the opportunity arise, will in all likelihood make the decision whether to enter into a joint venture or to purchase a property in its discretion.  We expect that the price of each property will be determined by the anticipated amount and value of minerals it contains. However, we cannot assure you that we will be able to establish a relationship of any kind with a major mining company.

We believe that the stage at which the interest of a major mining company is likely to be elicited is very subjective and subject to numerous facts and circumstances that we cannot predict with any significant confidence.  However, we do believe that such companies have in the past become interested in a mining property based solely on the discovery of one promising drill hole having, in the opinion of such mining company, significant potential to contain substantial economic value.

Irrespective of any interest shown by such a company, if any, we do not anticipate that our own activities with respect to Handcamp, Rusty Ridge, Collier’s, North Lucky or South Lucky will extend beyond conducting a preliminary feasibility study, where such a study is defined as having (i) established that a particular mining project appears viable, and (ii) concluded that an effective method of mineral processing can be adopted and is reasonably likely, in the reasonable opinion of a qualified person, to lead to the determination that all or a part of the mineral resource can be classified as a mineral reserve.

We carried out Phase I on Handcamp, the initial phase of exploratory drilling, during the summer of 2010.  We have had the core samples obtained thereby analyzed.  Based upon that review, management is cautiously optimistic about the results and is currently in the process of determining our next steps.  However, as discussed elsewhere herein, management presently plans to concentrate on the development of Ekom Eya.

Cash Requirements

We operate with virtually no capital.  We are currently attempting to raise sufficient funds to begin processing of the Ekom Eya’s tailings and waste dump and to fund further exploration.  We estimate that we will require an additional $250,000 to continue our present development of Ekom Eya and approximately an additional $7,050,000 to begin production on the Ekom Eya site as well as for working capital.  We are in discussions with prospective investors to provide such funding and anticipate that the receipt of such funds would enable us to satisfy our cash requirements for a period of six (6) months.  We have no long term debt and have been able to meet our past financial obligations, including operational expenses, exploration expenses and acquisition costs, on a current basis.

We cannot assure you that $7,300,000 would be sufficient to enable us to fully fund our anticipated cash requirements during this period.  In addition, we cannot assure you that the requisite financing, whether over the short or long term, will be raised within the necessary time frame or on terms acceptable to us, if at all.  Should we be unable to raise sufficient funds we may be required to curtail our operating plans if not cease them entirely.  As a result, we cannot assure you that we will be able to operate profitably on a consistent basis, or at all, in the future.

None of the above figures refers to the financing that we would have to raise in order to contemplate making acquisitions of any other gold properties. While our business strategy includes acquiring additional gold properties, if possible, we have no present intention to acquire additional properties, in large part because we do not presently have the means to make any further acquisitions.  We would have to raise additional financing over and above the sums discussed above in order to contemplate making acquisitions of any additional gold properties.

Going Concern

As of the date of this prospectus, there is substantial doubt regarding our ability to continue as a going concern as we have not generated sufficient cash flow to fund our proposed business.

We have suffered recurring losses from operations since our inception. In addition, we have yet to generate an internal cash flow from our business operations or successfully raised the financing required to develop our proposed business. As a result of these and other factors, our independent auditor has expressed substantial doubt about our ability to continue as a going concern.  Our future success and viability, therefore, are dependent upon our ability to generate capital financing.  The failure to generate sufficient revenues or raise additional capital may have a material and adverse effect upon us and our shareholders.

Management’s plans with regard to these matters encompass the following actions: (i) obtaining funding from new investors to alleviate our working capital deficiency, and (ii) implementing a plan to generate sales. Our continued existence is dependent upon our ability to resolve our liquidity problems and increase profitability in our current business operations. However, the outcome of management’s plans cannot be ascertained with any degree of certainty. Our financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

Liquidity and Capital Resources

We had a cash balance of $23,096 as of the date of this prospectus.

Cash flow from operations.

To date, we have generated no cash flow from operations.

Cash flows from shareholders.

Capital contributions provided by our parent company aggregated $ 1,025,010 as of June 30, 2012.

Should we be unable to obtain further capital contributions from Kat Exploration or otherwise raise sufficient funds, we will be required to curtail our operating plans if not cease them entirely.  Kat Exploration has extremely limited capital available.  We cannot assure you that we will receive further capital contributions from Kat Exploration in the future or otherwise generate the necessary funding to operate or develop our business.  Please see “Cash Requirements” above for our existing plans with respect to raising the capital we believe will be required.

In the event that we are able to obtain the necessary financing to move forward with our business plan, we expect that our expenses will increase significantly as we attempt to grow our business. Accordingly, the above estimates for the financing required may not be accurate and must be considered in light these circumstances.

Variables and Trends

Other than the Ekom Eya Project and the current exploration of the Handcamp, Rusty Ridge, Collier’s, North Lucky and South Lucky properties, we have no operating history with respect to our exploration, acquisition and development of gold properties.  However, Kat Exploration and all of our officers and directors have significant mining exploration, acquisition and development experience.

Commitments

As of the date of this prospectus, our only material capital commitment was the implementation of the Ekom Eya Project and the continued funding of the exploration of the Handcamp, Rusty Ridge, Collier’s, North Lucky and South Lucky properties. We anticipate that any further capital requirements will be financed principally through the issuance of our securities. However, we cannot assure you that additional capital resources and financings will be available to us on a timely basis, on acceptable terms, or at all.  We have no commitments to any unrelated parties.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies

We prepare financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”), which requires us to make estimates and assumptions that affect the amounts reported in our combined and consolidated financial statements and related notes.  We periodically evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.  Some of our accounting policies require higher degrees of judgment than others in their application.  We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.

Business Activities. We have not yet earned any revenue from operations. Accordingly, our activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Financial Accounting Standards Board Statement No. 7, “Accounting and Reporting for Development Stage Enterprises” (“ SFAS No. 7 ”). Among the disclosures required by SFAS No. 7 are that our financial statements be identified as those of a development stage operation, and that the statements of operations, stockholders’ equity and cash flows disclose activity since the date of our inception.

Basis of Presentation. Our financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles in the United State of America, whereby revenues are recognized in the period earned and expenses when incurred. We follow SFAS No. 7 in preparing our financial statements.

Management’s Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Comprehensive Income (Loss). We adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income,” which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to us during the period covered in the financial statements.

Long-Lived Assets.  In accordance with SFAS No. 144, we review and evaluate our long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, including those noted above, we compare the assets’ carrying amounts against the estimated undiscounted cash flows to be generated by those assets over their estimated useful lives. If the carrying amounts are greater than the undiscounted cash flows, the fair values of those assets are estimated by discounting the projected cash flows. Any excess of the carrying amounts over the fair values are recorded as impairments in that fiscal period.

Statement of Cash Flows.  For purposes of the statement of cash flows, we consider all highly liquid investments (i.e., investments which, when purchased, have original maturities of three months or less) to be cash equivalents.

Fair Value of Financial Instruments

Our financial instruments consist of cash and cash equivalents.  The fair value of cash and cash equivalents approximates the recorded amounts because of the liquidity and short-term nature of these items.

Recent Accounting Pronouncements

We have reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe that any future adoption of such pronouncements will have a material impact on our financial condition or the results of our operations.

Results of Operations

The six months ended June 30, 2011 compared to the six months ended June 30, 2012

For the six months ended June 30, 2011 as compared to the six months ended June 30, 2012, total revenues were $0 and $0, respectively; and net losses were $88,249, and $16,205,044 and respectively. The net losses were attributable to operating expenses.   The operating expenses for the six months ended June 30, 2011 were $88,249 as compared to $105,044 for the six months ended June 30, 2012.  A large portion of our expenses were accounting and legal expenses related to our obligations as a public company.

The year ended December 31, 2010 compared to the year ended December 31, 2011

For the year ended December 31, 2011 as compared to the year ended December 31, 2010, total revenues were $0 and $0, respectively; and net loss were $19,010,910 and $113,428,056, respectively. The net losses were attributable to operating expenses.   The operating expenses for the year ended December 31, 2011 were $110,910 as compared to $728,056 for the year ended December 31, 2010.  A substantial portion of our expenses for the year ended December 31, 2010 were related to our exploration activities that were conducted on the Handcamp property.  During the year ended December 31, 2011 we did not conduct any exploration activities and a large portion of our expenses were accounting and legal expenses related to our obligations as a public company.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that will distributed by our parent company to its stockholders.  We will not receive any proceeds from the distribution of shares of our common stock by our parent company to its stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares of common stock are eligible for quotation on the OTC QB under the symbol “BVIG”. However, our shares do not trade other than on an extremely limited and sporadic basis and are only tradable on the pink sheets. The following table sets forth for the periods indicated the range of high and low bid quotations per share as reported on the Pink Sheets since the first period for which figures are available. These quotations represent inter-dealer prices, without retail markups, markdowns or commissions and may not necessarily represent actual transactions.

Year 2010	High	Low
First Quarter	$0.39	$0.19
Second Quarter	$0.71	$0.10
Third Quarter	$0.85	$0.15
Fourth Quarter	$0.75	$0.10

Year 2011	High	Low
First Quarter	$0.29	$0.07
Second Quarter	$0.15	$0.07
Third Quarter	$0.20	$0.06
Fourth Quarter	$0.30	$0.12

Year 2012	High	Low
First Quarter	$0.51	$0.10
Second Quarter	$0.13	$0.029
Third Quarter through August 20, 2012	$0.10	$0.029

On August 20, 2012, the closing price of our common stock as reported on the OTC QB was $0.10 per share.

Stockholders

As of August 20, 2012, there were approximately 33 holders of record of our common stock.

Dividends and Share Repurchases

Our company has not paid any dividends to our shareholders and does not expect to pay any such dividends in the foreseeable future, as we expect to retain any future earnings for use in the operation and expansion of our proposed business.  There are no restrictions which would limit our ability to pay dividends on common equity or that are likely to do so in the future.

Issuer Purchases of Equity Securities

None.

Equity Compensation Plans

We have not implemented a stock option plan for executives but do intend to do so in the next twelve months. We do not intend to establish any other equity compensation plans.

DESCRIPTION OF SECURITIES

General

The authorized capital stock of our company consists of 505,000,000 shares of capital stock, consisting of 500,000,000 shares of common stock and 5,000,000 shares of preferred stock, 2,500,000 of which have been designated Series A Preferred Stock.  As of the date of this Prospectus, there are 464,477,833 shares of our common stock and 2,120,000 shares of our Series A Preferred Stock issued and outstanding.

Series A Preferred Stock

The Series A Preferred Stock ranks equal to the common stock on liquidation and pays no dividend.  Each share of Series A Preferred is convertible, at the option of the holder, into one (1) fully paid and non-assessable share of our common stock at any time from and after the date our net income exceeds $1,000,000.On any matter presented to our stockholders, each holder of outstanding shares of Series A Preferred shall be entitled to cast twenty five (25) votes for each share of Series A Preferred held by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by other provisions of our articles of incorporation, holders of Series A Preferred shall vote together with holders of our common stock as a single class.

Common Stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock representing a majority of the voting power of KAT Gold capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of Company stockholders. A vote by the holders of a majority of the outstanding shares is required to effectuate certain fundamental corporate changes, such as liquidation, merger or an amendment to the articles of incorporation. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of the common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common stock.

PLAN OF DISTRIBUTION

This prospectus relates to the distribution by Kat Exploration of 261,474,694 shares of our common stock, or approximately 56.3% of the shares of our common stock (which we sometimes refer to as the “Distribution”). Our common stock will be distributed by Computershare, the distribution agent, to Kat Exploration stockholders of record on the Record Date on the basis of one share of our common stock for every three shares of Kat Exploration common stock. Any fractional shares will be rounded up to the nearest whole share. All such shares of our common stock will be fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights. No consideration will be paid to Kat Exploration or our company by the Kat Exploration stockholders for the shares of our common stock received in the Distribution. Following the Distribution, Kat Exploration will own 34,525,306 shares of our common stock. The Distribution is currently expected to be effected as soon as practicable after the registration statement, of which this prospectus forms a part, is declared effective.  We will not receive any proceeds from the resale of common stock by the Kat Exploration stockholders.

No cash distributions will be paid. No shareholder of Kat Exploration is required to make any payment or exchange any shares in order to receive our common shares in the Spin-Off. We will bear all of the costs of the Spin-Off.

Kat Exploration and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under those statutes. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Kat Exploration and any other persons participating in the sale or distribution of the share offered by this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by persons who purchase shares from Kat Exploration shareholders who receive the shares of our common stock in the Distribution. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to the same securities for a specified period of time prior to the commencement of the distribution, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF

The following discussion is a summary of the material U.S. federal income tax consequences of the distribution of our shares. However, it is not intended to be a complete discussion of all potential tax effects that might be relevant to the Distribution. It also is limited to domestic non-corporate shareholders. It may not be applicable to certain classes of taxpayers, including, without limitation, corporations, nonresident aliens, insurance companies, tax-exempt organizations, financial institutions, securities dealers, broker-dealers, persons who are not citizens or residents of the United States or who are otherwise subject to special treatment under the United States Internal Revenue Code of 1986, as amended (the “Code”).  Additionally, each stockholder’s individual circumstances may affect the tax consequences of the Distribution to such stockholder. Finally, no information is provided with respect to tax consequences under any applicable foreign, state or local laws. All classes of taxpayer shareholders should consult their own tax advisors regarding the tax consequences of the Distribution.

The following summary is based on laws, regulations, rulings, practice, and judicial decisions in effect at the date of this prospectus, and does not take into account possible changes to such laws or such interpretations, if any, any of which may be applied retroactively. Additionally, legislative, regulatory, or interpretive changes or future court decisions may significantly modify the statements made in this description. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences described herein.

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION OF OUR SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, AND OF CHANGE IN THE APPLICABLE LAWS.

FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS

Kat Exploration has not requested nor does it intend to request a ruling from the Internal Revenue Service or an opinion of tax counsel as to the federal income tax consequences of the Distribution. However, based on the facts of the proposed transaction, it is the opinion of the management of Kat Exploration that the transaction will not qualify as a “tax free” spin off under Section 355 of the Code. As such, Kat Exploration will likely report the transaction as a taxable distribution to which Section 301 applies.

Assuming Kat Exploration reports the transaction as taxable under Section 301, the amount of the Distribution for purposes of Section 301 of the Code will be equal to the fair market value of the shares on the date of the Distribution. Since we have had historical net losses, we are not expected to have earnings or profits as of the date of the Distribution. Furthermore, because there is virtually no current public market for our common stock, the fair market value of these shares and hence the amount of the Distribution will probably be minimal on the date of Distribution; however, each stockholder’s individual circumstances may affect the tax consequences of the Distribution to such stockholder. Stockholders who are not citizens or residents of the United States, are corporations, or who are otherwise subject to special treatment under applicable tax codes, may have other consequences as a result of the Distribution. We strongly urge all stockholders to consult with their own tax, financial, or investment advisor or legal counsel experienced in these matters.

The foregoing sets forth the opinion of the management of Kat Exploration. Kat Exploration will likely report the amount of the Distribution to the Internal Revenue Service based on our net book value on the date of Distribution, which has not been determined to date. The Internal Revenue Service is not bound thereby and no assurance exists that it will concur with the position of management regarding the value of the shares or other matters herein discussed. Specifically, it is possible that the Internal Revenue Service may assert that a substantially higher fair market value existed for the shares on the date of Distribution. If the Internal Revenue Service were to successfully assert that a substantially higher value should be placed on the amount of the Distribution, the taxation of the transaction to Kat Exploration and its stockholders would be based on such higher value. In such event, the tax impact would increase significantly and would not be minimal. Kat Exploration would recognize gain to the extent the value placed on the amount of the Distribution exceeded its adjusted basis in the stock (which approximates our net book value). You would be taxed on the amount so determined for the Distribution as a dividend to the extent of any current year or accumulated earnings and profits of Kat Exploration and would recognize gain on the balance of the Distribution to the extent it exceeded your adjusted basis in our shares owned by you.

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION OF OUR SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGE IN THE APPLICABLE LAWS.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, none of our directors or officers shall have any liability to us or our stockholders for monetary damages.  The Nevada Revised Statutes provide that a corporation’s charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except:  (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter and bylaws provide that we shall indemnify our currently acting as well as our former directors and officers to the fullest extent permitted by the Nevada Revised Statutes, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

Our charter and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their capacities with our company.  However, nothing in our charter or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of negligence or misconduct of the duties involved in the conduct of his office.  To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

SECURITIES ELIGIBLE FOR FUTURE SALE

Following the effectiveness of the registration statement of which this prospectus forms a part, the 261,474,694 shares of our common stock distributed to the Kat Exploration stockholders will be freely transferable without restriction or further registration under the Securities Act, except for shares received by persons who may be deemed to be our “affiliates” or “affiliates” of Kat Exploration, as such term is defined under the Securities Act.  Persons who may be deemed to be our affiliates after the Distribution include individuals or entities that control, are controlled by or under common control with our company, and include our directors and principal executive officers, as well as any stockholder owning 10% or more of the total stock issued and outstanding.  Shares of our common stock held by affiliates may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, including an exemption contained in Rule 144 under the Securities Act.

LEGAL MATTERS

The validity of our shares of common stock being offered by this prospectus is being passed upon for us by Sichenzia Ross Friedman Ference LLP.

EXPERTS

The financial statements of our company included in the prospectus have been audited by Bongiovanni & Associates, CPA’s, an independent registered public accounting firm, to the extent and for the periods set forth in their respective reports appearing elsewhere herein and are included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form S-1under the Securities Act for the shares of our common stock to be sold and/or distributed in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the shares of common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement.  We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), and we file annual, quarterly and special reports, proxy statements and other information with the SEC. A copy of the registration statement, its exhibits and schedules that were filed with the registration statement and all other reports, proxy statements and other information that we file may be inspected without charge at the public reference facilities maintained by the SEC, 100 F Street, NE, Washington, DC 20549. Copies of all or any part of such documents may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. Our filings are also available free of charge at the SEC’s website at http://www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Kat Gold Holdings Corp. (FKA Bella Viaggio, Inc.)

We have audited the accompanying balance sheets of Kat Gold Holdings Corp. (FKA Bella Viaggio, Inc.) as of December 31, 2011 and 2010 and the related statements of operations, changes in stockholders’ (deficit), and cash flows for the two years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kat Gold Holdings Corp. (FKA Bella Viaggio, Inc.) as of December 31, 2011 and 2010, and the results of its operations, changes in stockholders’ (deficit) and cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has insufficient working capital, a stockholders’ deficit and recurring net losses, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Bongiovanni & Associates, CPA’s

Bongiovanni & Associates, CPA’s

Cornelius, North Carolina

April 13, 2012

KAT Gold Holdings Corp. (FKA Bella Viaggio, Inc.)
(A Development Stage Company)
BALANCE SHEETS
AS OF DECEMBER 31, 2011 AND 2010

ASSETS	12/31/2011	12/31/2010

CURRENT ASSETS:
Cash	$6,309	$-
Security deposits	6,050	10,750
TOTAL CURRENT ASSETS	12,359	10,750

TOTAL ASSETS	$12,359	$10,750

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Outstanding checks in excess of bank balance	$-	$71
TOTAL CURRENT LIABILITIES	-	71

STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value, 5,000,000 shares authorized,
no shares issued or outstanding	-	-
Common stock, $.001 par value, 500,000,000 shares authorized,
298,644,500 shares issued or outstanding at December 31, 2011
and December 31, 2010, respectively	298,645	163,645
Additional paid in capital	132,189,630	113,312,040
Deficit accumulated during the development stage	(132,475,916)	(113,465,006)
TOTAL STOCKHOLDERS' EQUITY	12,359	10,679

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$12,359	$10,750

The accompanying notes are an integral part of these financial statements.

KAT Gold Holdings Corp. (FKA Bella Viaggio, Inc.)
(A Development Stage Company)
STATEMENTS OF OPERATIONS
FOR THE PERIOD FROM INCEPTION (DECEMBER 5, 2005) AND
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

			Cumulative
			Amount
	For the years		from Inception
	ended December 31,		(December 5, 2005)
	2011	2010	to Dec. 31, 2011
REVENUES:
Sales	$-	$-	$-
Cost of sales	-	-	-
Gross profit	-	-	-

EXPENSES:
Wages	-	121,299	121,299
Geologist and geophysicist	-	105,579	105,579
Accounting and legal	80,567	185,943	266,510
Office and other expenses	343	13,685	14,028
Vehicle expenses	-	6,692	6,692
Claim option expenses	30,000	22,500	52,500
Drilling and excavation	-	189,280	189,280
Travel and entertainment	-	16,429	16,429
Assay and related	-	66,649	103,599
Total expenses	110,910	728,056	875,916

Loss from operations	$(110,910)	$(728,056)	$(875,916)

Impairment of mineral rights and properties purchased from related party	(18,900,000)	-	(18,900,000)
Impairment of Handcamp division property purchase	-	(112,700,000)	(112,700,000)
Total impairments	(18,900,000)	(112,700,000)	(131,600,000)

Loss before income taxes	(19,010,910)	(113,428,056)	(132,475,916)

Provision for income taxes	-	-	-

NET LOSS	$(19,010,910)	$(113,428,056)	$(132,475,916)

Basic and fully diluted net loss per share	$(0.11)	$(1.36)	$(1.01)

Weighted average common shares outstanding	176,582,000	83,144,500	131,647,854

The accompanying notes are an integral part of these financial statements.

KAT Gold Holdings, Corp. (FKA Bella Viaggio, Inc.)
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' DEFICIT
FOR THE PERIOD FROM INCEPTION (DECEMBER 5, 2005)
AND FOR THE YEAR ENDED DECEMBER 31, 2010

		Preferred		Common	Additional
	Preferred	Stock	Common	Stock	Paid-in	Retained
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Cumulative net losses since inception (December 5, 2005)
through December 31, 2009	-	$ -	2,644,500	$2,645	$36,950	$(36,950)	2,645

Expenditures made by related party on Company's behalf	-	-	-	-	736,090	-	736,090

Purchase of Handcamp division property	-	-	161,000,000	161,000	112,539,000	-	112,700,000

Net loss for the year ended December 31, 2010	-	-	-	-	-	(113,428,056)	(113,428,056)

Balances, December 31, 2010	-	$ -	163,644,500	$163,645	$113,312,040	$(113,465,006)	$10,679

Purchase of mineral rights and properties from related party	-	-	135,000,000	135,000	18,765,000	-	18,900,000

Expenditures made by related party on Company's behalf	-	-	-	-	112,590	-	112,590

Net loss for the year ended December 31, 2011	-	-	-	-	-	(19,010,910)	(19,010,910)

Balances, December 31, 2011	-	$ -	298,644,500	$298,645	$132,189,630	$(132,475,916)	$12,359

The accompanying notes are an integral part of these financial statements.

KAT Gold Holdings Corp. (FKA Bella Viaggio, Inc.)
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM INCEPTION (DECEMBER 5, 2005) AND
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

			Cumulative
			Amount
			from Inception
			(December 5, 2005)
	2011	2010	to Dec. 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(19,010,910)	$(113,428,056)	$(132,475,916)
Adjustments to reconcile net loss to net cash (used in) operations:
Recapitalization of equity due to reverse merger	-	2,645	2,645
Impairment of Handcamp estimated value	-	112,700,000	112,700,000
Impairment of mineral rights and properties purchased from related party	18,900,000	-	18,900,000
Changes in operating assets and liabilities:
Security deposits	4,700	(10,750)	(6,050)
Outstanding checks in excess of bank balance	(71)	71	-
NET CASH (USED IN) OPERATING ACTIVITIES	(106,281)	(736,090)	(879,321)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions from related party	112,590	736,090	885,630
NET CASH PROVIDED BY FINANCING ACTIVITIES	112,590	736,090	885,630

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,309	-	6,309

CASH AND CASH EQUIVALENTS,
BEGINNING OF THE YEAR	-	-	-

END OF THE YEAR	$6,309	$-	$6,309

NON-CASH FINANCING ACTIVITIES:
Purchase of Handcamp property via issuance of 161,000,000 common shares of which 65,000,000 shares have been issued at June 4, 2010 and 91,000,000 shares were issued on September 14, 2010, and related write- off due to impairment of the estimated value as future cash flow is uncertain	$-	$112,539,000	$112,539,000

Purchase of KATX mineral rights and properties via issuance of 135,000,000 shares pursuant to contract dated November 23, 2011 using closing stock price of $.14 at such date and related impairment of the estimated value as future cash flow is uncertain	$18,900,000	$-	$18,900,000

The accompanying notes are an integral part of these financial statements.

KAT GOLD HOLDINGS CORP. (FKA BELLA VIAGGIO, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2011 and 2010

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity

Kat Gold Holdings Corp. (the “Company”) was incorporated in the State of Nevada on June 6, 2007.  Following its acquisition of Handcamp on June 4, 2010, a gold property located in the Province of Newfoundland and Labrador, Canada (“Handcamp”), the Company changed its business model to that of a mineral acquisition, exploration and development company focused primarily on gold properties.  On August 26, 2010, the Company’s name was changed from Bella Viaggio, Inc. to Kat Gold Holdings Corp.  As of this annual report, the Company has not generated any revenues but has incurred expenses related to the drilling and exploration of Handcamp. The Company has commenced exploratory drilling operations on the Handcamp property and sent core samples obtained for analysis.  The Company is currently awaiting the results of these core samples.

The Company has not yet earned any revenue from operations. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Financial Accounting Standards Board Statement ASC 915 (“FASB ASC 915”). Among the disclosures required by FASB ASC 915 are that the Company’s financial statements be identified as those of a development stage operation, and that the statements of operations, stockholders’ equity and cash flows disclose activity since the date of the Company’s inception.

Accounting Basis

The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting). The Company has adopted a December 31 fiscal year end.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents - For purposes of the Statements of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Comprehensive Income (Loss) The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. There were no items of comprehensive income (loss) applicable to the Company during the period covered in the financial statements.

Long-Lived Assets - The Company evaluates the recoverability of its fixed assets and other assets in accordance with section 360-10-15 of the FASB Accounting Standards Codification for disclosures about Impairment or Disposal of Long-Lived Assets. Disclosure requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds its expected cash flows. If so, it is considered to be impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values. The Company adopted the statement on inception. No impairments of these types of assets were recognized during the years ended December 31, 2011 and 2010.

KAT GOLD HOLDINGS CORP. (FKA BELLA VIAGGIO, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2011 and 2010

Risk and Uncertainties - The Company is subject to risks common to companies in the mining industry, including, but not limited to, litigation, development of new technological mining innovations and dependence on key personnel.

Advertising Costs - Advertising costs are expensed as incurred. The Company does not incur any direct-response advertising costs.

Income Taxes - Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized. It is the Company’s policy to classify interest and penalties on income taxes as interest expense or penalties expense. As of December 31, 2011, there have been no interest or penalties incurred on income taxes.

Fair Value of Financial Statements - The Company’s financial instruments consist of cash and security deposits. The carrying amount of these financial instruments approximates fair value due to either length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Loss Per Share - Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of December 31, 2011 and 2010.

Recent Accounting Pronouncements - The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements will cause a material impact on its financial condition or the results of its operations.

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its consolidated financial condition or the consolidated results of its operations.

In July 2010, the FASB amended the requirements for Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. As a result of these amendments, an entity is required to disaggregate by portfolio segment or class certain existing disclosures and provide certain new disclosures about its financing receivables and related allowance for credit losses. The new disclosures as of the end of the reporting period are effective for the fiscal year ending December 31, 2010, while the disclosures about activity that occurs during a reporting period were effective for the first fiscal quarter of 2011. The adoption of this guidance did not impact the Company’s results of operations or financial position.

KAT GOLD HOLDINGS CORP. (FKA BELLA VIAGGIO, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2011 and 2010

In January 2010, the FASB issued authoritative guidance regarding fair value measures and disclosures. The guidance requires disclosure of significant transfers between level 1 and level 2 fair value measurements along with the reason for the transfer. An entity must also separately report purchases, sales, issuances and settlements within the level 3 fair value roll forward. The guidance further provides clarification of the level of disaggregation to be used within the fair value measurement disclosures for each class of assets and liabilities and clarified the disclosures required for the valuation techniques and inputs used to measure level 2 or level 3 fair value measurements. This new authoritative guidance is effective for the Company in fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this guidance did not impact the Company’s results of operations or financial position.

In September 2011, the FASB issued ASU 2011-08 which provides an entity the option to first assess qualitative factors to determine whether it is necessary to perform the current two-step test for goodwill impairment.  If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required.  Otherwise, no further testing is required. The revised standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  The Company does not expect that the adoption of this standard will have a material impact on the Company’s results of operations, cash flows or financial condition.

In December 2011, FASB issued Accounting Standards Update 2011-11, “Balance Sheet - Disclosures about Offsetting Assets and Liabilities” to enhance disclosure requirements relating to the offsetting of assets and liabilities on an entity's balance sheet. The update requires enhanced disclosures regarding assets and liabilities that are presented net or gross in the statement of financial position when the right of offset exists, or that are subject to an enforceable master netting arrangement. The new disclosure requirements relating to this update are retrospective and effective for annual and interim periods beginning on or after January 1, 2013. The update only requires additional disclosures, as such, the Company does not expect that the adoption of this standard will have a material impact on the Company’s results of operations, cash flows or financial condition.

NOTE 2 SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the years ended December 31, 2011 and 2010 are summarized as follows:

Cash paid during the years for interest and income taxes:

	2011	2010
Income Taxes	$--	$--
Interest	$--	$--

NOTE 3 GOING CONCERN AND UNCERTAINTY

The Company has suffered recurring losses from operations since inception. In addition, the Company has yet to generate an internal cash flow from its business operations. These factors raise substantial doubt as to the ability of the Company to continue as a going concern.

KAT GOLD HOLDINGS CORP. (FKA BELLA VIAGGIO, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2011 and 2010

Management’s plans with regard to these matters encompass the following actions: 1) to raise financing to enable it to continue its locate, explore and develop mineral properties as well as to generate working capital, and 2) to sell mineral properties that it has located, explored and developed by attempting to enter into joint ventures with, or to sell interests in any property it manages to develop to, a major mining company. The Company’s continued existence is dependent upon its ability to resolve its lack of liquidity and begin generating profits in its current business operations. However, the outcome of management’s plans cannot be ascertained with any degree of certainty. The accompanying financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

NOTE 4 DEVELOPMENT STAGE RISK

Since its inception, the Company has been dependent upon the receipt of capital investment to fund its continuing activities. In addition to the normal risks associated with a new business venture, there can be no assurance that the Company’s business plan will be successfully executed. The Company’s ability to execute its business plan will depend on its ability to obtain additional financing and achieve a profitable level of operations. There can be no assurance that sufficient financing will be obtained. Further, the Company cannot give any assurance that it will generate substantial revenues or that its business operations will prove to be profitable.

NOTE 5 MATERIAL EVENT (PURCHASE OF HANDCAMP PROPERTY)

During the year ended December 31, 2010, the Company acquired (the “Acquisition”) 100% of “Handcamp,” a gold property, from Kat Exploration, Inc. (“KATX”) in exchange for 161,000,000 shares of the Company’s common stock.

Under the terms of the agreement governing the Acquisition, the Company issued 65,000,000 shares of its common stock to KATX on September 4, 2010, and the remaining 96,000,000 shares of its common stock were issued to KATX on September 14, 2010.

The common shares were valued at $0.70 per share, the closing stock price on the date of the closing, resulting in recorded goodwill of $112,700,000. The Company’s management, upon review, determined that such amount might not be fully recoverable due to future cash flows being an uncertainty and an adjustment to write down the property was recorded.

NOTE 6 MATERIAL CONTRACTS

KATX entered into a Diamond Drilling Contract dated February 24, 2010 in which Cabo Drilling (Atlantic) Corp. agreed to provide certain drilling services at the Handcamp property. The contract covered various rates, which in the opinion of management represented market value rates, for mobilization and demobilization, overburden penetration (pipe and casing), core drilling, surveys and tests, etc. A security deposit of approximately $10,000 was made prior to commencement of mobilization and services were provided under this contract from July through September 2010 and all such services were paid for by KATX on behalf of the Company as it acquired rights to the property in June 2010.

KAT GOLD HOLDINGS CORP. (FKA BELLA VIAGGIO, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2011 and 2010

On November 23, 2011, the Company entered into an asset purchase agreement by and between the Company and KATX. The Company acquired 100% of the mineral rights that KATX then held in and to the mineral properties Rusty Ridge, Collier’s, North Lucky and South Lucky, from KATX solely in exchange for 135,000,000 shares of the Company’s common stock.

NOTE 7 INCREASE IN AUTHORIZED COMMON SHARES AND NAME CHANGE

On July 7, 2010, the board of directors of the Company and shareholders owning a majority of its issued and outstanding shares of common stock of the Company voted to approve (i) an increase in its authorized common shares to 500,000,000 shares and (ii) a change in the Company’s name to Kat Gold Holdings Corp. to better reflect the nature of its operations. The Company’s articles of incorporation were amended accordingly on August 2, 2010.

NOTE 8 LOSS PER SHARE

Loss per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. Basic and diluted loss per share was the same for the year ended December 31, 2011 as well as for the year ended December 31, 2010.

NOTE 9 COMMITMENTS AND CONTINGENCIES

Certain of the Company’s officers and directors are involved in other related business activities and most likely will become involved in other business activities in the future.

NOTE 10 INCOME TAXES

For the years ended December 31, 2011 and 2010, the Company has incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $871,000 at December 31, 2011, and will begin to expire in the year 2025.

The provision for Federal income tax consists of the following at December 31:

	2010	2009
Federal income tax attributable to:
Current operations	$305,000	$266,000
Less: valuation allowance	(305,000)	(266,000)

KAT GOLD HOLDINGS CORP. (FKA BELLA VIAGGIO, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2011 and 2010

The cumulative tax effect at the expected rate of 35% of significant items comprising our net deferred tax amount is as follows:

	2011	2010
Deferred tax asset attributable to:
Net operating loss carryover	$305,000	$266,000
Less: valuation allowance	(305,000)	(266,000)
Net deferred tax asset	$-	$-

The valuation allowance increased by $39,000 and $255,000 in the years 2011 and 2010, respectively.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

NOTE 11 RELATED PARTY TRANSACTIONS

The Company has received support from a party related through common ownership and directorship. All of the expenses herein have been borne by this entity on behalf of the Company and the direct vendor payments are treated as capital contributions in the accompanying financial statements.

In 2011, the Company received proceeds from common stock issued by the above mentioned related party and also made direct disbursements to such related party’s vendors as a conduit. At year end, all amounts were cleared up with the related party.

KAT Gold Holdings Corp.
(A Development Stage Company)
BALANCE SHEETS
AS OF JUNE 30, 2012 AND DECEMBER 31, 2011

	(Unaudited)	(Audited)
ASSETS	06/30/2012	12/31/2011

CURRENT ASSETS:
Cash	$23,391	$6,309
Security deposits	6,050	6,050
TOTAL CURRENT ASSETS	29,441	12,359

TOTAL ASSETS	$29,441	$12,359

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Due to related party	$68,553	$-
TOTAL CURRENT LIABILITIES	68,553	-

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued or outstanding at June 30, 2012 and December 31, 2011 of
which 2,500,000 preferred shares are designated but not issued at June 30, 2012	-	-
Common stock, $.001 par value, 500,000,000 shares authorized,
459,644,500 shares issued or outstanding at June 30, 2012
and December 31, 2011, respectively	459,645	298,645
Additional paid in capital	148,182,204	132,189,630
Deficit accumulated during the development stage	(148,680,960)	(132,475,916)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(39,113)	12,359

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$29,441	$12,359

The accompanying notes are an integral part of these financial statements

KAT Gold Holdings Corp.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
FOR THE PERIOD FROM INCEPTION (DECEMBER 5, 2005) AND
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(Unaudited)

					Cumulative
					Amount
	For the three months		For the six months		from Inception
	ended June 30,		ended June 30,		(December 5, 2005)
	2012	2011	2012	2011	to June 30, 2012
REVENUES:
Sales	$-	$-	$-	$-	$-
Cost of sales	-	-	-	-	-
Gross profit	-	-	-	-	-

EXPENSES:
Wages	-	-	-	-	121,299
Geologist and geophysicist	-	-	-	-	105,579
Accounting and legal	25,723	68,845	37,131	87,635	303,641
Office and other expenses	8,852	343	15,873	614	29,901
Vehicle expenses	-	-	-	-	6,692
Claim option expenses	-	-	-	-	52,500
Drilling and excavation	10,451	-	52,040	-	241,320
Travel and entertainment	-	-	-	-	16,429
Assay and related	-	-	-	-	103,599
Total expenses	45,026	69,188	105,044	88,249	980,960

Loss from operations	$(45,026)	$(69,188)	$(105,044)	$(88,249)	$(980,960)

Impairment of mineral rights and properties purchased from related party	(16,100,000)	-	(16,100,000)	-	(35,000,000)
Impairment of Handcamp division property purchase	-	-	-	-	(112,700,000)
Total Impairments	(16,100,000)	-	(16,100,000)	-	(147,700,000)

Loss before income taxes	(16,145,026)	(69,188)	(16,205,044)	(88,249)	(148,680,960)

Provision for income taxes	-	-	-	-	-

NET LOSS	$(16,145,026)	$(69,188)	$(16,205,044)	$(88,249)	$(148,680,960)

Basic and fully diluted net loss per share	$(0.0541)	$(0.0004)	$(0.0543)	$(0.0005)	$(0.94)

Weighted average common shares outstanding	298,644,500	163,644,500	298,644,500	163,644,500	158,957,412

The accompanying notes are an integral part of these financial statements

KAT Gold Holdings Corp.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM INCEPTION (DECEMBER 5, 2005) AND
FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(Unaudited)

			Cumulative
			Amount
			from Inception
			(December 5, 2005)
	2012	2011	to June 30, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(16,205,044)	$(69,188)	$(148,698,214)
Adjustments to reconcile net loss to net cash (used in) operations:
Recapitalization of equity due to reverse merger	-	-	2,645
Impairment of Handcamp estimated value	-	-	112,700,000
Impairment of mineral rights and properties purchased from related party	16,100,000	-	35,000,000
Changes in operating assets and liabilities:
Security deposits	-	-	(6,050)
Outstanding checks in excess of bank balance	-	(71)	-
NET CASH (USED IN) OPERATING ACTIVITIES	(105,044)	(69,259)	(1,001,619)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions from related party	122,126	69,259	1,025,010
NET CASH PROVIDED BY FINANCING ACTIVITIES	122,126	69,259	1,025,010

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	17,082	-	23,391

CASH AND CASH EQUIVALENTS,
BEGINNING OF THE PERIOD	6,309	-	-

END OF THE PERIOD	$23,391	$-	$23,391

The accompanying notes are an integral part of these financial statements

KAT GOLD HOLDINGS CORP. (FKA BELLA VIAGGIO, INC.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
For the Three and Six Months Ended June 30, 2012 and 2011

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity

Kat Gold Holdings Corp. (the “Company”) was incorporated in the State of Nevada on June 6, 2007.  Following its acquisition of Handcamp on June 4, 2010, a gold property located in the Province of Newfoundland and Labrador, Canada (“Handcamp”), the Company changed its business model to that of a mineral acquisition, exploration and development company focused primarily on gold properties.  On August 26, 2010, the Company’s name was changed from Bella Viaggio, Inc. to Kat Gold Holdings Corp.  As of this annual report, the Company has not generated any revenues but has incurred expenses related to the drilling and exploration of Handcamp. The Company has commenced exploratory drilling operations on the Handcamp property and sent core samples obtained for analysis.  The Company is currently awaiting the results of these core samples.

The Company has not yet earned any revenue from operations. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Financial Accounting Standards Board Statement ASC 915 (“FASB ASC 915”). Among the disclosures required by FASB ASC 915 are that the Company’s financial statements be identified as those of a development stage operation, and that the statements of operations, stockholders’ equity and cash flows disclose activity since the date of the Company’s inception.

Accounting Basis

The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting). The Company has adopted a December 31 fiscal year end.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents - For purposes of the Statements of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Comprehensive Income (Loss) The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. There were no items of comprehensive income (loss) applicable to the Company during the period covered in the financial statements.

Long-Lived Assets - The Company evaluates the recoverability of its fixed assets and other assets in accordance with section 360-10-15 of the FASB Accounting Standards Codification for disclosures about Impairment or Disposal of Long-Lived Assets. Disclosure requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds its expected cash flows. If so, it is considered to be impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values. The Company adopted the statement on inception. No impairments of these types of assets were recognized during the three and six months ended June 30, 2012 and 2011.

KAT GOLD HOLDINGS CORP. (FKA BELLA VIAGGIO, INC.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
For the Three and Six Months Ended June 30, 2012 and 2011

Risk and Uncertainties - The Company is subject to risks common to companies in the mining industry, including, but not limited to, litigation, development of new technological mining innovations and dependence on key personnel.

Advertising Costs - Advertising costs are expensed as incurred. The Company does not incur any direct-response advertising costs.

Income Taxes - Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized. It is the Company’s policy to classify interest and penalties on income taxes as interest expense or penalties expense. As of June 30, 2012, there have been no interest or penalties incurred on income taxes.

Fair Value of Financial Statements – The Company’s financial instruments consist of cash and security deposits. The carrying amount of these financial instruments approximates fair value due to either length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Loss Per Share - Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of June 30, 2012 and 2011.

Recent Accounting Pronouncements - The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements will cause a material impact on its financial condition or the results of its operations.

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its consolidated financial condition or the consolidated results of its operations.

In July 2010, the FASB amended the requirements for Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. As a result of these amendments, an entity is required to disaggregate by portfolio segment or class certain existing disclosures and provide certain new disclosures about its financing receivables and related allowance for credit losses. The new disclosures as of the end of the reporting period are effective for the fiscal year ending December 31, 2010, while the disclosures about activity that occurs during a reporting period were effective for the first fiscal quarter of 2011. The adoption of this guidance did not impact the Company’s results of operations or financial position.

In January 2010, the FASB issued authoritative guidance regarding fair value measures and disclosures. The guidance requires disclosure of significant transfers between level 1 and level 2 fair value measurements along with the reason for the transfer. An entity must also separately report purchases, sales, issuances and settlements within the level 3 fair value roll forward. The guidance further provides clarification of the level of disaggregation to be used within the fair value measurement disclosures for each class of assets and liabilities and clarified the disclosures required for the valuation techniques and inputs used to measure level 2 or level 3 fair value measurements. This new authoritative guidance is effective for the Company in fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this guidance did not impact the Company’s results of operations or financial position.

KAT GOLD HOLDINGS CORP. (FKA BELLA VIAGGIO, INC.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
For the Three and Six Months Ended June 30, 2012 and 2011

In September 2011, the FASB issued ASU 2011-08 which provides an entity the option to first assess qualitative factors to determine whether it is necessary to perform the current two-step test for goodwill impairment.  If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required.  Otherwise, no further testing is required. The revised standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  The Company does not expect that the adoption of this standard will have a material impact on the Company’s results of operations, cash flows or financial condition.

In December 2011, FASB issued Accounting Standards Update 2011-11, “Balance Sheet - Disclosures about Offsetting Assets and Liabilities” to enhance disclosure requirements relating to the offsetting of assets and liabilities on an entity's balance sheet. The update requires enhanced disclosures regarding assets and liabilities that are presented net or gross in the statement of financial position when the right of offset exists, or that are subject to an enforceable master netting arrangement. The new disclosure requirements relating to this update are retrospective and effective for annual and interim periods beginning on or after January 1, 2013. The update only requires additional disclosures, as such, the Company does not expect that the adoption of this standard will have a material impact on the Company’s results of operations, cash flows or financial condition.

NOTE 2  SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the six months ended June 30, 2012 and 2011 are summarized as follows:

Cash paid during the years for interest and income taxes:

	2012	2011
Income Taxes	$--	$--
Interest	$--	$--

NOTE 3  GOING CONCERN AND UNCERTAINTY

The Company has suffered recurring losses from operations since inception. In addition, the Company has yet to generate an internal cash flow from its business operations. These factors raise substantial doubt as to the ability of the Company to continue as a going concern.

Management’s plans with regard to these matters encompass the following actions: 1) to raise financing to enable it to continue its locate, explore and develop mineral properties as well as to generate working capital, and 2) to sell mineral properties that it has located, explored and developed by attempting to enter into joint ventures with, or to sell interests in any property it manages to develop to, a major mining company. The Company’s continued existence is dependent upon its ability to resolve its lack of liquidity and begin generating profits in its current business operations. However, the outcome of management’s plans cannot be ascertained with any degree of certainty. The accompanying financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

KAT GOLD HOLDINGS CORP. (FKA BELLA VIAGGIO, INC.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
For the Three and Six Months Ended June 30, 2012 and 2011

NOTE 4  DEVELOPMENT STAGE RISK

Since its inception, the Company has been dependent upon the receipt of capital investment to fund its continuing activities. In addition to the normal risks associated with a new business venture, there can be no assurance that the Company’s business plan will be successfully executed. The Company’s ability to execute its business plan will depend on its ability to obtain additional financing and achieve a profitable level of operations. There can be no assurance that sufficient financing will be obtained. Further, the Company cannot give any assurance that it will generate substantial revenues or that its business operations will prove to be profitable.

NOTE 5  MATERIAL EVENT (PURCHASE OF HANDCAMP PROPERTY)

During the year ended December 31, 2010, the Company acquired (the “Acquisition”) 100% of “Handcamp,” a gold property, from Kat Exploration, Inc. (“KATX”) in exchange for 161,000,000 shares of the Company’s common stock.

Under the terms of the agreement governing the Acquisition, the Company issued 65,000,000 shares of its common stock to KATX on September 4, 2010, and the remaining 96,000,000 shares of its common stock were issued to KATX on September 14, 2010.

The common shares were valued at $0.70 per share, the closing stock price on the date of the closing, resulting in recorded goodwill of $112,700,000. The Company’s management, upon review, determined that such amount might not be fully recoverable due to future cash flows being an uncertainty and an adjustment to write down the property was recorded.

NOTE 6  MATERIAL CONTRACTS

KATX entered into a Diamond Drilling Contract dated February 24, 2010 in which Cabo Drilling (Atlantic) Corp. agreed to provide certain drilling services at the Handcamp property. The contract covered various rates, which in the opinion of management represented market value rates, for mobilization and demobilization, overburden penetration (pipe and casing), core drilling, surveys and tests, etc. A security deposit of approximately $10,000 was made prior to commencement of mobilization and services were provided under this contract from July through September 2010 and all such services were paid for by KATX on behalf of the Company as it acquired rights to the property in June 2010.

On November 23, 2011, the Company entered into an asset purchase agreement by and between the Company and KATX. The Company acquired 100% of the mineral rights that KATX then held in and to the mineral properties Rusty Ridge, Collier’s, North Lucky and South Lucky, from KATX solely in exchange for 135,000,000 shares of the Company’s common stock.

NOTE 7  INCREASE IN AUTHORIZED COMMON SHARES, DESIGNATION OF PREFERRED SHARES AND NAME CHANGE

On July 7, 2010, the board of directors of the Company and shareholders owning a majority of its issued and outstanding shares of common stock of the Company voted to approve (i) an increase in its authorized common shares to 500,000,000 shares and (ii) a change in the Company’s name to Kat Gold Holdings Corp. to better reflect the nature of its operations. The Company’s articles of incorporation were amended accordingly on August 2, 2010.

KAT GOLD HOLDINGS CORP. (FKA BELLA VIAGGIO, INC.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
For the Three and Six Months Ended June 30, 2012 and 2011

On April 20, 2012, the Company designated 2,500,000 shares of “Series A Convertible Preferred Stock” and made the rights and preferences of such series and the limitations or restrictions thereon as follows;

1.

Rank. The Series A Preferred shall, with respect to rights on liquidation, rank equivalent to all classes of the common stock of the Company.

2.

Dividends. The holders of the Series A Preferred shall not be entitled to receive any dividends on their shares of Series A Preferred.

3.

Conversion.  The holders of the Series A Preferred shall have optional conversion rights as follows:

(a)

Right to Convert.  Each share of Series A Preferred shall be convertible, at the option of the holder thereof, into one (1) fully paid and non-assessable share of Common Stock at any time from and after the date the Corporation’s net profits exceed $1,000,000.

4.

Voting Rights.  On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of the stockholders in lieu of a meeting), each holder of outstanding shares of Series A Preferred shall be entitled to cast twenty five (25) votes for each share of Series A Preferred held by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by other provisions of the Company’s Certificate of Incorporation, holders of Series A Preferred shall vote together with holders of Common Stock as a single class.

On April 18, 2012, the Company executed a Securities Purchase Agreement (the “Purchase Agreement”) with Global Gold Incorporated, a corporation organized under the laws of the Province of British Columbia (“Global Gold”), and the shareholders of Global Gold (the “Sellers”), pursuant to which the Company acquired all of the issued and outstanding shares of the capital stock of Global Gold. The consideration that the Company paid (the “Purchase Price”) to the Sellers was an aggregate of 161,000,000 common shares of its common stock, of which 118,263,158 such common shares payable to Thomas Brookes and Matthew Sullivan, the principals of Global Gold, were placed in escrow and will be released in accordance with the terms of an escrow agreement. Matthew Sullivan then became the Company’s Chief Financial Officer. The transfer agent has not yet processed the 161,000,000 common shares as of the date of this filing but the Company is legally bound to deliver them as they are considered as issued and outstanding for legal and accounting purposes.

The 161,000,000common shares were valued at $0.10 per share, the closing stock price on the date of the closing, resulting in recorded goodwill of $11,600,000. The Company’s management, upon review, determined that such amount might not be fully recoverable due to future cash flows being an uncertainty and an adjustment to write down the property was recorded in the second quarter of 2012.

NOTE 8 LOSS PER SHARE

Loss per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. Basic and diluted loss per share was the same for the three and six months ended June 30, 2012 as well as for the three and six months ended June 30, 2011.

KAT GOLD HOLDINGS CORP. (FKA BELLA VIAGGIO, INC.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
For the Three and Six Months Ended June 30, 2012 and 2011

NOTE 9 COMMITMENTS AND CONTINGENCIES

Certain of the Company’s officers and directors are involved in other related business activities and most likely will become involved in other business activities in the future.

NOTE 10 INCOME TAXES

For the six months ended June 30, 2012 and 2011, the Company has incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $900,000 at June 30, 2012, and will begin to expire in the year 2025.

The provision for Federal income tax consists of the following at June 30:

	2012	2011
Federal income tax attributable to:
Current operations	$17,600	$30,000
Less: valuation allowance	(17,600)	(30,000)

The cumulative tax effect at the expected rate of 35% of significant items comprising our net deferred tax amount is as follows:

	2012	2011
Deferred tax asset attributable to:
Net operating loss carryover	$315,000	$299,000
Less: valuation allowance	(315,000)	(299,000)
Net deferred tax asset	$-	$-

The valuation allowance increased by $10,000 and $9,000 in the six months June 30, 2012 and 2011, respectively.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

NOTE 11 RELATED PARTY TRANSACTIONS

The Company has received support from a party related through common ownership and directorship. All of the expenses herein have been borne by this entity on behalf of the Company and the direct vendor payments are treated as capital contributions in the accompanying financial statements.

In 2011 and 2012, the Company received proceeds from common stock issued by the above mentioned related party and also made direct disbursements to such related party’s vendors as a conduit. At year end, all amounts were cleared up with the related party.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by Kat Gold Holdings Corp. and Kat Exploration, Inc. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee	$3,296.14
Printing and Engraving Expenses	$5,000.00
Accounting Fees and Expenses	$10,000.00
Legal Fees and Expenses	$30,000.00
Miscellaneous	$1,703.86
Total	$50,000.00

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, none of our directors or officers shall have any liability to us or our stockholders for monetary damages.  The Nevada Revised Statutes provide that a corporation’s charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except:  (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter and bylaws provide that we shall indemnify our currently acting as well as our former directors and officers to the fullest extent permitted by the Nevada Revised Statutes, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

Our charter and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their capacities with our company.  However, nothing in our charter or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of negligence or misconduct of the duties involved in the conduct of his office.  To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On June 4, 2010, we issued 65,000,000 shares of our common stock, par value $0.001 per share to Kat Exploration, Inc., our parent company, as a partial payment of the aggregate purchase price of 161,000,000 such shares in our acquisition of Handcamp, a gold property located in the Province of Newfoundland and Labrador, Canada, and agreed to issue the remaining 96,000,000 shares to our parent company as soon as reasonably practical thereafter.  These 96,000,000 shares were issued on September 14, 2010.  None of these shares was registered under the Securities Act.  Based on the above factors, the Company met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction

On November 25, 2011, we issued 135,000,000 shares of our company’s common stock to our parent company in connection with the terms of an asset purchase agreement.  The issuance was not a public offering as defined in Section 4(2) of the Securities Act of 1933 because the issuance was made to an insubstantial number of persons and because of the manner of the offering. In addition, the investor had the necessary investment intent as required by Section 4(2) since it agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensured that these securities will not be immediately redistributed into the market and therefore be part of a public offering. This issuance was done with no general solicitation or advertising by the Company. Based on the above factors, the Company met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In connection with the Purchase Agreement, on April 18, 2012 the Company issued to the sellers of Global Gold one hundred sixty-one million (161,000,000) shares of Common Stock.  These securities were issued in reliance on Section 4(2) of the Securities Act.  The issuance did not involve any general solicitation or advertising by the Company. The recipients acknowledged the existence of transfer restrictions applicable to the securities to be sold by us.  Certificates representing the securities to be sold contain a legend stating the restrictions on transfer to which such securities are subject. Certain of the securities were issued to non-U.S. residents in reliance upon and pursuant to the exemptions from registration provided by Regulation S of the Securities Act.

On July 5, 2012, we issued 333,333 shares of our company’s common pursuant to a stock purchase agreement.  The issuance was not a public offering as defined in Section 4(2) of the Securities Act of 1933 because the issuance was made to an insubstantial number of persons and because of the manner of the offering. This issuance was done with no general solicitation or advertising by the Company.

ITEM 16. EXHIBITS

Exhibit No.	Exhibit Description
3.1(i)	Articles of Incorporation (1)
3.1(ii)	Amendment to Articles of Incorporation (2)
3.2	Bylaws (1)
4.1	Certificate of Designations of Series A Preferred Stock (3)
5.1	Opinion of Sichenzia Ross Friedman Ference LLP *
10.1	Securities Purchase Agreement - Minority Sellers (4)
10.2	Securities Purchase Agreement - Principal Sellers (4)
10.3	Form of Handcamp Purchase Agreement (5)
10.4	Form of Asset Purchase Agreement dated November 23, 2011 (6)
10.5	Form of Global Gold Securities Purchase Agreement (3)
10.6	Form of Escrow Agreement (3)
10.7	Form of Employment Agreement with Kenneth Stead (3)
10.8	Form of Employment Agreement with Timothy Stead (3)
10.9	Form of Employment Agreement with Thomas Brookes (3)
10.10	Form of Employment Agreement with Matthew Sullivan (3)
23.1	Consent of Bongiovanni & Associates, CPA’s **
23.2	Consent of Sichenzia Ross Friedman Ference LLP (contained in its opinion to be filed as Exhibit 5.1)

* To be filed by amendment

** Filed herewith

(1)	Incorporated herein by reference to the Form SB-2 filed on October 16, 2007.
(2)	Incorporated herein by reference to the Form 8-K filed on August 9, 2010.
(3)	Incorporated herein by reference to the Form 8-K filed on April 24, 2012.
(4)	Incorporated herein by reference to the Form 8-K filed on May 4, 2010.
(5)	Incorporated herein by reference to the Form 8-K filed on June 4, 2010.
(6)	Incorporated by reference to the Form 8-K filed on November 28, 2011.

ITEM 17. UNDERTAKINGS

(a)

The undersigned registrant hereby undertakes with respect to the securities being offered and sold in this offering:

(1)

To file, during any period in which it offers or sells securities, a post- effective amendment to this Registration Statement to:

(a)

Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

Include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the Securities Act of 1933, as amended, treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on this 23rd day of August, 2012.

By: /s/ Kenneth Stead
Kenneth Stead, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth Stead	President, Chief Executive Officer & Director	August 23, 2012
Kenneth Stead	(Principal Executive Officer)

/s/ Matthew Sullivan	Chief Financial Officer and Director	August 23, 2012
Matthew Sullivan	(Principal Financial Officer and Principal Accounting Officer)

/s/ Timothy Stead	Chief Operating Officer and Director	August 23, 2012
Timothy Stead

/s/ Thomas Brookes	Vice President and Director	August 23, 2012
Thomas Brookes